Exhibit 10.02

EXECUTION COPY

SECOND AMENDED AND RESTATED

FIVE-YEAR CREDIT AGREEMENT

Dated as of April 5, 2013

Among

DTE GAS COMPANY,

as Borrower

and

THE INITIAL LENDERS NAMED HEREIN,

as Initial Lenders

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

and

BARCLAYS BANK PLC,	CITIBANK, N.A.,	BANK OF AMERICA, N.A.,

as Co-Syndication Agent	as Co-Syndication Agent	as Co-Syndication Agent

and

THE BANK OF NOVA SCOTIA,

as Documentation Agent

J.P. MORGAN SECURITIES LLC,	MERRILL LYNCH, PIERCE, FENNER & SMITH, INCORPORATED,

as Co-Lead Arrangers and Joint Book Runners

i

SCHEDULES AND EXHIBITS

Schedules

Schedule I	-	List of Applicable Lending Offices

Pricing Schedule

Exhibits

Exhibit A	-	Form of Note (If Requested)

Exhibit B	-	Form of Notice of Borrowing

Exhibit C	-	Form of Assignment and Assumption

Exhibit D	-	Form of Certificate by Borrower

Exhibit E-1	-	Form of Opinion of Counsel to Borrower

Exhibit E-2	-	Form of Opinion of Hunton & Williams LLP

Exhibit F	-	Form of Compliance Certificate

Exhibit G	-	Form of Lender Supplement

Exhibit H	-	Form of Conversion Notice

Exhibit I	-	Form of Prepayment Notice

This SECOND AMENDED AND RESTATED FIVE-YEAR CREDIT AGREEMENT (this “Agreement”) dated as of April 5, 2013 is entered into among DTE GAS COMPANY (f/k/a Michigan Consolidated Gas Company), a Michigan corporation (the “Borrower”), the banks, financial institutions and other institutional lenders (the “Initial Lenders”) listed on the signature pages hereof, and JPMORGAN CHASE BANK, N.A. (“JPMCB”), as Administrative Agent (the “Agent”) for the Lenders (as hereinafter defined).

PRELIMINARY STATEMENT

WHEREAS, the Borrower, the lenders party thereto and JPMCB, as administrative agent, are currently party to the Amended and Restated Five-Year Credit Agreement, dated as of October 21, 2011 (the “Existing Credit Agreement”).

WHEREAS, the Borrower, the Lenders, the Departing Lenders (as hereinafter defined), and the Agent have agreed (a) to enter into this Agreement in order to (i) amend and restate the Existing Credit Agreement in its entirety; (ii) re-evidence the “Obligations” under, and as defined in, the Existing Credit Agreement, which shall be repayable in accordance with the terms of this Agreement; and (iii) set forth the terms and conditions under which the Lenders will, from time to time, make loans to or for the benefit of the Borrower and (b) that each Departing Lender shall cease to be a party to the Existing Credit Agreement, as evidenced by its execution and delivery of its Departing Lender Signature Page.

WHEREAS, it is the intent of the parties hereto that this Agreement not constitute a novation of the obligations and liabilities of the parties under the Existing Credit Agreement or be deemed to evidence or constitute full repayment of such obligations and liabilities, but that this Agreement amend and restate in its entirety the Existing Credit Agreement and re-evidence the obligations and liabilities of the Borrower outstanding thereunder, which shall be payable in accordance with the terms hereof.

WHEREAS, it is also the intent of the Borrower to confirm that all obligations under the applicable “Loan Documents” (as referred to and defined in the Existing Credit Agreement) shall continue in full force and effect as modified or restated by the Loan Documents (as referred to and defined herein) and that, from and after the Effective Date, all references to the “Credit Agreement” contained in any such existing “Loan Documents” shall be deemed to refer to this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereto hereby agree, subject to the satisfaction of the conditions set forth in Article III, as follows:

ARTICLE I:

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to vote 25% or more of the Voting Stock of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by contract or otherwise.

“Agent” has the meaning specified in the recital of parties to this Agreement.

“Agent’s Account” means the account of the Agent maintained by the Agent at JPMCB with its office at 10 South Dearborn Street, Mail Code IL1-0010, Chicago, IL 60603, ABA/Routing No. 021 000 021, Account Name: Loan Processing DP, Account No.: 900 811 3381 C3115, Attention: April Yebd.

“Agents” means the Agent and each Co-Syndication Agent, collectively.

“Agent Parties” has the meaning specified in Section 8.02(b).

“Anti-Money Laundering Laws” has the meaning specified in Section 4.01(p).

“Applicable Lending Office” means, with respect to each Lender, such Lender’s Domestic Lending Office in the case of a Base Rate Advance and such Lender’s Eurodollar Lending Office in the case of a Eurodollar Rate Advance.

“Applicable Margin” means, as of any date, (i) with respect to all Base Rate Advances, the percentage rate per annum which is applicable at such time with respect to Base Rate Advances as set forth in the Pricing Schedule, and (ii) with respect to all Eurodollar Rate Advances, the percentage rate per annum which is applicable at such time with respect to Eurodollar Rate Advances as set forth in the Pricing Schedule.

“Applicable Percentage” means, as of any date, the percentage rate per annum at which Facility Fees are accruing on each Lender’s Commitment (without regard to usage) at such time as set forth in the Pricing Schedule.

“Approved Fund” means any Person (other than a natural person) that (a) is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business, (b) has a combined capital and surplus of at least $500,000,000, and (c) is administered or managed by (x) a Lender, (y) an Affiliate of a Lender or (z) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means, collectively, J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner, & Smith, Incorporated, in their capacities as co-lead arrangers and joint book runners for the credit facility evidenced by this Agreement.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee, and accepted by the Agent, in substantially the form of Exhibit C hereto.

“Audited Statements” means the Consolidated balance sheets of the Borrower as at December 31, 2012, and the related Consolidated statements of income and cash flows of the Borrower for the fiscal year then ended, accompanied by the opinion thereon of the Borrower’s independent public accountants.

“Bankruptcy Event” means, with respect to any Person, such Person (a) becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment or (b) has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, custodian, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business, appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment; provided that, a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof; provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Base Rate” means a fluctuating interest rate per annum equal to, for any day, the highest of:

(a) the Prime Rate in effect on such day;

(b) the Eurodollar Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%; or

(c) 1/2 of 1% per annum above the Federal Funds Rate in effect on such day.

“Base Rate Advance” means a Revolving Credit Advance that bears interest as provided in Section 2.06(a)(i).

“Borrower” has the meaning specified in the recital of parties to this Agreement.

“Borrowing” means a borrowing consisting of simultaneous Revolving Credit Advances of the same Type and (in the case of Eurodollar Rate Advances) having the same Interest Period, made by each of the Lenders pursuant to Section 2.01.

“Business Day” means a day of the year on which banks are not required or authorized by law to close in New York City or Chicago, Illinois and, if the applicable Business Day relates to any Eurodollar Rate Advances, on which dealings are carried on in the London interbank market.

“Capitalization” means the sum of (a) Total Funded Debt plus (b) Consolidated Net Worth.

“Commitment” means, for each Lender, the obligation of such Lender to make Revolving Credit Advances to the Borrower in an aggregate amount not exceeding the amount set forth opposite such Lender’s name on Schedule I hereto or if such Lender has entered into any Assignment and Assumption, set forth for such Lender in the Register maintained by the Agent pursuant to Section 8.07(d), as such amount may be modified from time to time pursuant to the terms hereof.

“Communications” has the meaning specified in Section 8.02(b).

“Confidential Information” means information that the Borrower furnishes to the Agent or any Lender designated as confidential, but does not include any such information that is or becomes generally available to the public or that is or becomes available to the Agent or such Lender from a source other than the Borrower.

“Consolidated” refers to the consolidation of accounts in accordance with GAAP.

“Consolidated Net Worth” means, as of any date of determination, the consolidated total stockholders’ equity, including capital stock (but excluding treasury stock and capital stock subscribed and unissued), additional paid-in capital and retained earnings (but excluding the Excluded Pension Effects) of the Borrower and its Subsidiaries determined in accordance with GAAP.

“Convert”, “Conversion” and “Converted” each refers to a conversion of Revolving Credit Advances of one Type into Revolving Credit Advances of the other Type pursuant to Section 2.07 or 2.08.

“Co-Syndication Agents” means, collectively, Barclays Bank PLC, Citibank, N.A., and Bank of America, N.A., in their capacities as co-syndication agents for the credit facility evidenced by this Agreement.

“Credit Agreements” means, collectively, this Agreement, the DTE Energy Credit Agreement and the DTE Electric Credit Agreement.

“Debt” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables not overdue by more than 60 days incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (f) all obligations, contingent or otherwise, of such Person in respect of acceptances, letters of credit or similar extensions of credit, (g) all obligations of such Person in respect of Hedge Agreements, (h) all Debt of others referred to in clauses (a) through (g) above or clause (i) below guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (1) to pay or purchase such Debt or to advance or supply funds for the payment or purchase of such Debt, (2) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Debt or to assure the holder of such Debt against loss, (3) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (4) otherwise to assure a creditor against loss (all such obligations under this clause (h) being “Guaranteed Obligations”), and (i) all Debt referred to in clauses (a) through (h) above secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt. See the definition of “Nonrecourse Debt” below.

“Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Revolving Credit Advances, or (ii) pay over to the Agent or any other Lender any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower, the Agent or any other Lender in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless, in the good faith determination of the Agent, such position is based on such Lender’s good faith determination that a condition precedent to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Agent or any other Lender, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations to fund prospective Revolving Credit Advances under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the Agent’s and Borrower’s receipt of such certification, or (d) has become the subject of a Bankruptcy Event; provided that, if a Bankruptcy Event shall have occurred with respect to a Lender solely by reason of events relating to a parent company of such Lender, the Agent may, in its discretion, determine that such Lender is not a “Defaulting Lender” if and for so long as the Agent is satisfied that such Lender will continue to perform its funding obligations hereunder.

“Departing Lender” means each lender under the Existing Credit Agreement that executes and delivers to the Agent a Departing Lender Signature Page.

“Departing Lender Signature Page” means each signature page to this Agreement on which it is indicated that the Departing Lender executing the same shall cease to be a party to the Existing Credit Agreement to which it is a party on the Effective Date.

“Designating Lender” has the meaning specified in Section 8.07(h).

“Disclosed Litigation” has the meaning specified in Section 4.01(f).

“Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” opposite its name on Schedule I hereto or in the Assignment and Assumption pursuant to which it became a Lender, or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Agent.

“DTE Electric” means DTE Electric Company (f/k/a The Detroit Edison Company), a Michigan corporation wholly owned by DTE Energy.

“DTE Electric Credit Agreement” means that certain Second Amended and Restated Five-Year Credit Agreement, dated as of the date hereof, by and among DTE Electric, as borrower, the financial institutions from time to time party thereto as lenders, and Barclays Bank PLC, as administrative agent for the lenders, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“DTE Energy” means DTE Energy Company, a Michigan corporation.

“DTE Energy Credit Agreement” means that certain Second Amended and Restated Five-Year Credit Agreement, dated as of the date hereof, by and among DTE Energy, as borrower, the financial institutions from time to time party thereto as lenders, and Citibank, N.A., as administrative agent for the lenders, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Effective Date” has the meaning specified in Section 3.01.

“Eligible Assignee” means (i) a Lender; (ii) an Affiliate of a Lender; (iii) a commercial bank organized under the laws of the United States, or any State thereof, and having a combined capital and surplus of at least $500,000,000; (iv) a savings and loan association or savings bank organized under the laws of the United States, or any State thereof, and having a combined capital and surplus of at least $500,000,000; (v) a commercial bank organized under the laws of any other country that is a member of the Organization for Economic Cooperation and Development or has concluded special lending arrangements with the International Monetary Fund associated with its General Arrangements to Borrow, or a political subdivision of any such country, and having a combined capital and surplus of at least $500,000,000, so long as such bank is acting through a branch or agency located in the United States; (vi) the central bank of any country that is a member of the Organization for Economic Cooperation and Development; (vii) a finance company, insurance company or other financial institution or fund (whether a corporation, partnership, trust or other entity) that is engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business and having a combined capital and surplus of at least $500,000,000; (viii) an Approved Fund; and (ix) any other Person approved by the Agent and, so long as no Event of Default shall be continuing, the Borrower, such approval not to be unreasonably withheld or delayed by either party; provided, however, that neither the Borrower nor an Affiliate of the Borrower shall qualify as an Eligible Assignee.

“Enterprises” means DTE Enterprises, Inc., a Michigan corporation wholly owned by DTE Energy.

“Environmental Action” means any action, suit, demand, demand letter, claim, notice of non-compliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law, Environmental Permit or Hazardous Materials or arising from alleged injury or threat of injury to the environment, including, without limitation, (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any governmental or regulatory authority or any third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

“Environmental Law” means any federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, judgment, decree or judicial or agency interpretation, policy or guidance relating to pollution or protection of the environment or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any Person that for purposes of Title IV of ERISA is a member of the Borrower’s controlled group, or under common control with the Borrower, within the meaning of Section 414 of the Internal Revenue Code.

“ERISA Event” means (a) (i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC, or (ii) the requirements of subsection (1) of Section 4043(b) of ERISA (without regard to subsection (2) of such Section) are met with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days; (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of the Borrower or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by the Borrower or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions for the imposition of a lien under Section 302(f) of ERISA shall have been met with respect to any Plan; (g) the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA; or (h) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, a Plan.

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurodollar Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Eurodollar Lending Office” opposite its name on Schedule I hereto or in the Assignment and Assumption pursuant to which it became a Lender (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Agent.

“Eurodollar Rate” means, for any Interest Period for each Eurodollar Rate Advance comprising part of the same Borrowing, an interest rate per annum equal to the rate per annum obtained by dividing (a) the rate appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of the Service, or any successor to or substitute for the Service, providing rate quotations comparable to those currently provided on such page of the Service, as determined by the Agent after consultation with the Borrower from time to time for purposes of providing quotations of interest rates applicable to U.S. dollar deposits in the London interbank market) at approximately 11:00 A.M. (London time) two Business Days prior to the commencement of such Interest Period, as the rate for U.S. dollar deposits with a maturity comparable to such Interest Period, or in the event that such rate is not available at such time for any reason, the average (rounded upward to the nearest whole multiple of 1/16 of 1% per annum, if such average is not such a multiple) of the rate per annum at which deposits in U.S. dollars are offered by the principal office of each of the Reference Banks in London, England to prime banks in the London interbank market at 11:00 A.M. (London time) two Business Days before the first day of such Interest Period in an amount approximately equal to such Reference Bank’s Eurodollar Rate Advance comprising part of such Borrowing to be outstanding during such Interest Period and for a period equal to such Interest Period, by (b) a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage for such Interest Period, subject, however, to the provisions of Section 2.07.

“Eurodollar Rate Advance” means a Revolving Credit Advance that bears interest as provided in Section 2.06(a)(ii).

“Eurodollar Rate Reserve Percentage” for any Interest Period for all Eurodollar Rate Advances comprising part of the same Borrowing means the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurodollar Rate Advances is determined) having a term equal to such Interest Period.

“Events of Default” has the meaning specified in Section 6.01.

“Excluded Pension Effects” means the non-cash effects on Consolidated Net Worth resulting from the implementation of FASB Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106, and 132(R), dated September 2006.

“Excluded Short-Term Debt” means Debt of the Borrower or any of its Subsidiaries having an original maturity of not more than 365 days in an aggregate amount of not more than $450,000,000.

“Existing Credit Agreement” has the meaning specified in the preliminary statements of this Agreement.

“Existing Mortgage” has the meaning specified in Section 5.02(a)(vi).

“Facility Fee” has the meaning specified in Section 2.03(a).

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three federal funds brokers of recognized standing selected by it.

“Financial Officer” of any Person means the chief executive officer, president, chief financial officer, any vice president, controller, assistant controller, treasurer or any assistant treasurer of such Person.

“Funded Debt” means, as to any Person, without duplication: (a) all Debt of such Person for borrowed money or which has been incurred in connection with the acquisition of assets (excluding (i) contingent reimbursement obligations in respect of letters of credit and bankers’ acceptances, (ii) Nonrecourse Debt, (iii) Junior Subordinated Debt, (iv) Mandatorily Convertible Securities, and (v) Hybrid Equity Securities), (b) all capital lease obligations of such Person and (c) all Guaranteed Obligations of Funded Debt of other Persons.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Guaranteed Obligations” has the meaning specified in clause (h) of the definition of “Debt”.

“Hazardous Materials” means (a) petroleum and petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.

“Hedge Agreements” means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other similar agreements.

“Hybrid Equity Securities” means any securities issued by the Borrower or its Subsidiary or a financing vehicle of the Borrower or its Subsidiary that (i) are classified as possessing a minimum of “intermediate equity content” by S&P, Basket C equity credit by Moody’s, and 50% equity credit by Fitch and (ii) require no repayments or prepayments and no mandatory redemptions or repurchases, in each case, prior to at least 91 days after the later of the termination of the Commitments and the repayment in full of the Revolving Credit Advances and all other amounts due under this Agreement.

“Identified Reports on Form 8-K” means those certain reports of DTE Energy on Form 8-K filed or furnished with the Securities and Exchange Commission on January 2, 2013, February 1, 2013, February 7, 2013, February 20, 2013, March 4, 2013 and March 19, 2013.

“Initial Lenders” has the meaning specified in the recital of parties to this Agreement.

“Interest Period” means, for each Eurodollar Rate Advance comprising part of the same Borrowing, the period commencing on the date of such Eurodollar Rate Advance or the date of the Conversion of any Base Rate Advance into such Eurodollar Rate Advance and ending on the last day of the period selected by the Borrower pursuant to the provisions below and, thereafter, with respect to Eurodollar Rate Advances, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below. The duration of each such Interest Period shall be one, two, three or six months, as the Borrower may, upon notice received by the Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:

(i) the Borrower may not select any Interest Period that ends after the Termination Date then in effect;

(ii) Interest Periods commencing on the same date for Eurodollar Rate Advances comprising part of the same Borrowing shall be of the same duration;

(iii) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and

(iv) whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“JPMCB” has the meaning specified in the recital of parties to this Agreement.

“Junior Subordinated Debt” means (a) subordinated junior deferrable interest debentures of the Borrower, (b) the related preferred securities, if applicable, of Subsidiaries of the Borrower and (c) the related subordinated guarantees, if applicable, of the Borrower, in each case, from time to time outstanding.

“Lender Supplement” has the meaning specified in Section 2.04(c).

“Lenders” means the Initial Lenders and each Person that shall become a party hereto pursuant to Section 8.07(a), (b) and (c). For the avoidance of doubt, the term “Lenders” excludes Departing Lenders.

“Lien” means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

“Loan Documents” means this Agreement and the Notes.

“Mandatorily Convertible Securities” means any mandatorily convertible equity-linked securities issued by the Borrower or its Subsidiary, so long as the terms of such securities require no repayments or prepayments and no mandatory redemptions or repurchases, in each case prior to at least 91 days after the later of the termination of the Commitments and the repayment in full of the Revolving Credit Advances and all other amounts due under this Agreement.

“Material Adverse Change” means any material adverse change in the business, condition (financial or otherwise), operations, performance or properties of the Borrower and its Subsidiaries taken as a whole.

“Material Adverse Effect” means a material adverse effect on (a) the business, condition (financial or otherwise), operations, performance or properties of the Borrower and its Subsidiaries taken as a whole, or (b) the ability of the Borrower to perform its obligations under any Loan Document to which it is a party.

“Moody’s” means Moody’s Investors Service, Inc.

“Moody’s Rating” is defined in the Pricing Schedule.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Borrower or any ERISA Affiliate and at least one Person other than the Borrower and the ERISA Affiliates or (b) was so maintained and in respect of which the Borrower or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“Nonrecourse Debt” means Debt of the Borrower or any of its Subsidiaries in respect of which no recourse may be had by the creditors under such Debt against the Borrower or such Subsidiary in its individual capacity or against the assets of the Borrower or such Subsidiary, other than (a) to assets which were purchased or refinanced by the Borrower or such Subsidiary with the proceeds of such Debt, (b) to the proceeds of such assets, or (c) if such assets are held by a Subsidiary formed solely for such purpose, to such Subsidiary or the equity interests in such Subsidiary.

“Note” has the meaning specified in Section 2.16.

“Notice of Borrowing” has the meaning specified in Section 2.02(a).

“Obligations” means all unpaid principal of and accrued and unpaid interest on Revolving Credit Advances, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Borrower to the Lenders or to any Lender, the Agent or any indemnified party arising under the Loan Documents.

“OFAC” has the meaning specified in Section 4.01(o).

“Other Taxes” has the meaning specified in Section 2.13(b).

“Participant Register” has the meaning specified in Section 8.07(e).

“PATRIOT Act” has the meaning specified in Section 3.01(f).

“PBGC” means the Pension Benefit Guaranty Corporation (or any successor).

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.

“Plan” means a Single Employer Plan or a Multiple Employer Plan.

“Platform” has the meaning specified in Section 8.02(b).

“Pricing Schedule” means the Pricing Schedule identifying the Applicable Margin and the Applicable Percentage attached hereto identified as such.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMCB as its prime rate in effect at its principal office in New York City, with each change therein effective from and including the date such change is publicly announced as being effective.

“Property” of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned by such Person.

“Pro Rata Share” means, with respect to a Lender, a portion equal to a fraction the numerator of which is such Lender’s Commitment and the denominator of which is the aggregate of all the Lenders’ Commitments; provided that, in the case of Section 2.17 when a Defaulting Lender shall exist (other than, for purposes of clarity, a Lender that is attempting to cure its “Defaulting Lender” status pursuant to the last sentence of Section 2.17), “Pro Rata Share” shall mean a portion equal to a fraction the numerator of which is such Lender’s Commitment and the denominator of which is the aggregate of all the Lender’s Commitments (disregarding any such Defaulting Lender’s Commitment). If the Commitment has terminated or expired, the Pro Rata Shares shall be determined based upon the Commitments most recently in effect, giving effect to any assignments and to any Lender’s status as a Defaulting Lender at the time of determination.

“Receivables Purchase Documents” means those documents entered into in connection with any series of receivables purchase or sale agreements generally consistent with terms contained in comparable structured finance transactions pursuant to which the Borrower or any of its Subsidiaries, in their respective capacities as sellers or transferors of any receivables, sell or transfer to SPCs all of their respective rights, title and interest in and to certain receivables for further sale or transfer to other purchasers of or investors in such assets (and the other documents, instruments and agreements executed in connection therewith), as any such agreements may be amended, restated, supplemented or otherwise modified from time to time, or any replacement or substitution therefor.

“Receivables Purchase Facility” means any securitization facility made available to the Borrower or any of its Subsidiaries, pursuant to which receivables of the Borrower or any of its Subsidiaries are transferred to one or more SPCs, and thereafter to certain investors, pursuant to the terms and conditions of the Receivables Purchase Documents.

“Reference Banks” means Citibank, N.A., Barclays Bank PLC, JPMCB and their respective successors.

“Register” has the meaning specified in Section 8.07(d).

“Required Lenders” means, subject to Section 2.17, at any time, Lenders owed more than fifty percent (50%) of the then-aggregate unpaid principal amount of the Revolving Credit Advances owing to the Lenders, or, if no such principal amount is then outstanding, Lenders having more than fifty percent (50%) of the Commitments.

“Revolving Credit Advance” means an advance by a Lender to the Borrower as part of a Borrowing, and refers to a Base Rate Advance or a Eurodollar Rate Advance (each of which shall be a “Type” of Revolving Credit Advance).

“S&P” means Standard & Poor’s Ratings Group, a division of the McGraw Hill Companies.

“S&P Rating” is defined in the Pricing Schedule.

“SEC Reports” means the following reports and financial statements:

(i) DTE Energy’s Annual Report on Form 10-K for the year ended December 31, 2012, as filed with or sent to the Securities and Exchange Commission; and

(ii) the Identified Reports on Form 8-K, including therein the Audited Statements of the Borrower.

“Service” means Reuters Monitor Money Rate Service.

“Significant Subsidiary” means any Subsidiary of the Borrower (A) the total assets (after intercompany eliminations) of which exceed 30% of the total assets of the Borrower and its Subsidiaries or (B) the net worth of which exceeds 30% of the Consolidated Net Worth, in each case as shown on the audited Consolidated financial statements of the Borrower as of the end of the fiscal year immediately preceding the date of determination.

“Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Borrower or any ERISA Affiliate and no Person other than the Borrower and the ERISA Affiliates or (b) was so maintained and in respect of which the Borrower or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“SPC” means any special purpose entity established for the purpose of purchasing receivables in connection with a receivables securitization transaction permitted under the terms of this Agreement.

“SPV” has the meaning specified in Section 8.07(h).

“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such limited liability company, partnership or joint venture or (c) the beneficial interest in such trust or estate is at the time directly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

“Taxes” has the meaning specified in Section 2.13(a).

“Termination Date” means the earlier of (a) April 5, 2018, and (b) the date of termination in whole of the Commitments pursuant to Section 2.04 or 6.01.

“Total Funded Debt” means all Funded Debt of the Borrower and its Consolidated Subsidiaries, on a consolidated basis, as determined in accordance with GAAP.

“Voting Stock” means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

“Withdrawal Liability” has the meaning specified in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02. Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.

SECTION 1.03. Accounting Terms. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (formerly referred to as Statement of Financial Accounting Standards 159) (or any other Financial Accounting Standard having a similar result or effect) to value any Debt or other liabilities of DTE Energy or any of its Subsidiaries at “fair value”, as defined therein and (ii) without giving effect to any treatment of Debt in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Debt in a reduced or bifurcated manner as described therein, and such Debt shall at all times be valued at the full stated principal amount thereof.

SECTION 1.04. Amendment and Restatement of the Existing Credit Agreement. The parties to this Agreement agree that, upon (i) the execution and delivery by each of the parties hereto of this Agreement and (ii) satisfaction of the conditions set forth in Section 3.01, the terms and provisions of the Existing Credit Agreement shall be and hereby are amended, superseded and restated in their entirety by the terms and provisions of this Agreement. This Agreement is not intended to and shall not constitute a novation. All “Loans” made and “Obligations” incurred under the Existing Credit Agreement which are outstanding on the Effective Date shall continue as Obligations under (and shall be governed by the terms of) this Agreement and the other Loan Documents. Without limiting the foregoing, upon the effectiveness hereof: (a) all references in the “Loan Documents” (as defined in the Existing Credit Agreement) to the “Agent”, the “Credit Agreement” and the “Loan Documents” shall be deemed to refer to the Agent, this Agreement and the Loan Documents, (b) all obligations constituting “Obligations” with any Lender or any Affiliate of any Lender which are outstanding on the Effective Date shall continue as Obligations under this Agreement and the other Loan Documents, (c) the Agent shall make such reallocations, sales, assignments or other relevant actions in respect of each Lender’s credit and loan exposure under the Existing Credit Agreement as are necessary in order that each such Lender’s outstanding Revolving Credit Advances hereunder reflect such Lender’s Pro Rata Share of the outstanding aggregate Revolving Credit Advances on the Effective Date, (d) the Existing Revolving Credit Advances (as defined in Section 2.01) of each Departing Lender shall be repaid in full (accompanied by any accrued and unpaid interest and fees thereon), each Departing Lender’s “Commitment” under the Existing Credit Agreement shall be terminated and each Departing Lender shall not be a Lender hereunder, and (e) the Borrower hereby agrees to compensate each Lender (including each Departing Lender) for any and all losses, costs and expenses incurred by such Lender in connection with the sale and assignment of any Eurodollar Rate Advances (including the “Eurodollar Rate Advances” under the Existing Credit Agreement) and such reallocation described above, in each case on the terms and in the manner set forth in Section 8.04(c) hereof.

ARTICLE II:

AMOUNTS AND TERMS OF THE REVOLVING CREDIT ADVANCES

SECTION 2.01. Commitment. Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make Revolving Credit Advances to the Borrower from time to time on any Business Day during the period from the Effective Date until the Termination Date in an aggregate amount not to exceed at any time outstanding such Lender’s Commitment. Each Borrowing shall be in an aggregate amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof, or the remaining balance of Commitments available for a Borrowing, if such balance is less than $5,000,000, and shall consist of Revolving Credit Advances of the same Type made on the same day by the Lenders ratably according to their respective Commitments. Within the limits of each Lender’s Commitment, the Borrower may borrow under this Section 2.01, prepay pursuant to Section 2.09 and reborrow under this Section 2.01.

SECTION 2.02. Making the Revolving Credit Advances. (a) Each Borrowing shall be made on notice, given not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Borrowing in the case of a Borrowing consisting of Eurodollar Rate Advances, or 10:00 A.M. (New York City time) on the Business Day of the proposed Borrowing in the case of a Borrowing consisting of Base Rate Advances, by the Borrower to the Agent, which shall give to each Lender prompt notice thereof by telecopier or telex. Each such notice of a Borrowing (a “Notice of Borrowing”) shall be by telephone, confirmed immediately in writing signed by a Financial Officer in substantially the form of Exhibit B hereto, specifying therein the requested (i) date of such Borrowing, (ii) Type of Revolving Credit Advances comprising such Borrowing, (iii) aggregate amount of such Borrowing, (iv) in the case of a Borrowing consisting of Eurodollar Rate Advances, initial Interest Period for each such Revolving Credit Advance and (v) wire transfer instructions. Each Lender shall, before 12:00 noon (New York City time) on the date of such Borrowing, make available for the account of its Applicable Lending Office to the Agent at the Agent’s Account, in same day funds, such Lender’s ratable portion of such Borrowing. After the Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Agent will make such funds available to the Borrower as specified in the Notice of Borrowing.

(b) Anything in subsection (a) above to the contrary notwithstanding, (i) the Borrower may not select Eurodollar Rate Advances for any Borrowing if the aggregate amount of such Borrowing is less than $5,000,000 or if the obligation of the Lenders to make Eurodollar Rate Advances shall then be suspended pursuant to Section 2.07 or 2.11(a) and (ii) at no time shall the aggregate number of all Borrowings comprising Eurodollar Rate Advances outstanding hereunder be greater than ten.

(c) Each Notice of Borrowing shall be irrevocable and binding on the Borrower. In the case of any Borrowing that the related Notice of Borrowing specifies is to be comprised of Eurodollar Rate Advances, the Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Revolving Credit Advance to be made by such Lender as part of such Borrowing when such Revolving Credit Advance, as a result of such failure, is not made on such date.

(d) Unless the Agent shall have received notice from a Lender prior to the time of any Borrowing that such Lender will not make available to the Agent such Lender’s ratable portion of such Borrowing, the Agent may assume that such Lender has made such portion available to the Agent on the date of such Borrowing in accordance with subsection (a) of this Section 2.02 and the Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Agent, such Lender and the Borrower severally agree to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Agent, at (i) in the case of the Borrower, the interest rate applicable at the time to Revolving Credit Advances comprising such Borrowing and (ii) in the case of such Lender, the Federal Funds Rate. If such Lender shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Revolving Credit Advance as part of such Borrowing for purposes of this Agreement.

(e) The failure of any Lender to make the Revolving Credit Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Revolving Credit Advance on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Revolving Credit Advance to be made by such other Lender on the date of any Borrowing.

SECTION 2.03. Fees.

(a) Facility Fee. The Borrower agrees to pay to the Agent for the account of each Lender a facility fee (the “Facility Fee”) on the aggregate amount of such Lender’s Commitment from the date hereof in the case of each Initial Lender and from the effective date specified in the Assignment and Assumption pursuant to which it became a Lender in the case of each other Lender until all of the Obligations have been paid in full and the Commitments under this Agreement have been terminated at a rate per annum equal to the Applicable Percentage in effect from time to time, payable in arrears quarterly on the last Business Day of each March, June, September and December, and on the Termination Date.

(b) Agent’s Fees. The Borrower shall pay to the Agent for its own account such fees as may from time to time be agreed between the Borrower and the Agent.

SECTION 2.04. Termination or Reduction of the Commitments; Increase of the Commitments. (a) The Commitments shall be automatically terminated on the Termination Date.

(b) The Borrower shall have the right, upon at least three Business Days’ notice to the Agent, to terminate in whole or reduce ratably in part the unused portions of the respective Commitments of the Lenders, provided that each partial reduction shall be in the aggregate amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof, or the remaining balance, if less than $5,000,000. Once terminated, a Commitment or portion thereof may not be reinstated.

(c) At any time prior to the Termination Date the Borrower may, on the terms set forth below, request that the Commitments hereunder be increased; provided, however, that (i) an increase in the Commitments hereunder may only be made at a time when no Default shall have occurred and be continuing, (ii) the “Commitments” under each of the DTE Energy Credit Agreement and the DTE Electric Credit Agreement (as such term is defined in each of the respective Credit Agreements) must be simultaneously increased by a ratable portion (in proportion to the aggregate “Commitments” under each such Credit Agreement (as such term is defined in each of the respective Credit Agreements)) pursuant to and in accordance with Section 2.04(c) of each thereof, and (iii) in no event shall the aggregate “Commitments” under all Credit Agreements (as such term is defined in each of the respective Credit Agreements) (x) exceed $2,000,000,000, or (y) be increased pursuant to Section 2.04(c) of each Credit Agreement by an aggregate amount in excess of $200,000,000. In the event of such a requested increase in the Commitments, any Lender or other financial institution which the Borrower and the Agent invite to become a Lender or to increase its Commitment may set the amount of its Commitment at a level agreed to by the Borrower and the Agent. In the event that the Borrower and one or more of the Lenders (or other financial institutions) shall agree upon such an increase in the Commitments (i) the Borrower, the Agent and each Lender or other financial institution increasing its Commitment or extending a new Commitment shall enter into a supplement to this Agreement (each, a “Lender Supplement”) substantially in the form of Exhibit G setting forth, among other things, the amount of the increased Commitment of such Lender or the new Commitment of such other financial institution, as applicable, and (ii) the Borrower shall furnish, if requested, new or amended and restated Notes, as applicable, to each financial institution that is extending a new Commitment and each Lender that is increasing its Commitment. No such Lender Supplement shall require the approval or consent of any Lender whose Commitment is not being increased. Upon the execution and delivery of such Lender Supplements as provided above and the occurrence of the “Effective Date” specified therein, and upon satisfaction of such other conditions as the Agent may reasonably specify, the financial institutions that are extending new Commitments and the Lenders that are increasing their Commitments (including, without limitation, the Agent administering the reallocation of the aggregate Revolving Credit Advances ratably among the Lenders after giving effect to each such increase in the Commitments, and the delivery of certificates, evidence of corporate authority and legal opinions on behalf of the Borrower), this Agreement shall be deemed to be amended accordingly.

SECTION 2.05. Repayment of Revolving Credit Advances. The Borrower shall repay to the Agent for the ratable account of the Lenders on the Termination Date the aggregate principal amount of the Revolving Credit Advances then outstanding and all other unpaid Obligations.

SECTION 2.06. Interest on Revolving Credit Advances. (a) Scheduled Interest. The Borrower shall pay interest on the unpaid principal amount of each Revolving Credit Advance owing to each Lender from the date of such Revolving Credit Advance until such principal amount shall be paid in full, at the following rates per annum:

(i) Base Rate Advances. During such periods as such Revolving Credit Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of (x) the Base Rate in effect from time to time plus (y) the Applicable Margin in effect from time to time, payable in arrears quarterly on the last Business Day of each March, June, September and December during such periods and on the date such Base Rate Advance shall be Converted or paid in full.

(ii) Eurodollar Rate Advances. During such periods as such Revolving Credit Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during each Interest Period for such Revolving Credit Advance to the sum of (x) the Eurodollar Rate for such Interest Period for such Revolving Credit Advance plus (y) the Applicable Margin in effect from time to time, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period and on the date such Eurodollar Rate Advance shall be Converted or paid in full.

(b) Default Interest. (i) Upon the occurrence and during the continuance of an Event of Default, the Borrower shall pay interest on the unpaid principal amount of each Revolving Credit Advance owing to each Lender, payable in arrears on the dates referred to in clause (a)(i) or (a)(ii) above, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such Revolving Credit Advance pursuant to clause (a)(i) or (a)(ii) above, and (ii) the Borrower shall pay, to the fullest extent permitted by law, interest on the amount of any interest, fee or other amount payable hereunder that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on Base Rate Advances pursuant to clause (a)(i) above.

SECTION 2.07. Interest Rate Determination. (a) If applicable, each Reference Bank agrees to furnish to the Agent timely information for the purpose of determining each

Eurodollar Rate. If any one or more of the Reference Banks shall not furnish such timely information to the Agent for the purpose of determining any such interest rate, the Agent shall determine such interest rate on the basis of timely information furnished by the remaining Reference Banks. The Agent shall give prompt notice to the Borrower and the Lenders of the applicable interest rate determined by the Agent for purposes of Section 2.06(a)(i) or (ii), and the rate, if any, furnished by each Reference Bank for the purpose of determining the interest rate under Section 2.06(a)(ii).

(b) If, with respect to any Eurodollar Rate Advances, the Required Lenders notify the Agent that the Eurodollar Rate for any Interest Period for such Eurodollar Rate Advances will not adequately reflect the cost to such Required Lenders of making, funding or maintaining their respective Eurodollar Rate Advances for such Interest Period, the Agent shall forthwith so notify the Borrower and the Lenders, whereupon (i) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance, and (ii) the obligation of the Lenders to make, or to Convert Revolving Credit Advances into, Eurodollar Rate Advances shall be suspended until the Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.

(c) If the Borrower shall fail to select the duration of any Interest Period for any Eurodollar Rate Advances in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01, the Agent will forthwith so notify the Borrower and the Lenders and such Eurodollar Rate Advances will automatically, on the last day of the then existing Interest Period therefor, Convert into Base Rate Advances.

(d) On the date on which the aggregate unpaid principal amount of Eurodollar Rate Advances comprising any Borrowing shall be reduced, by payment or prepayment or otherwise, to less than $5,000,000, such Eurodollar Rate Advances shall automatically Convert into Base Rate Advances.

(e) Upon the occurrence and during the continuance of any Event of Default, (i) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (ii) the obligation of the Lenders to make, or to Convert Revolving Credit Advances into, Eurodollar Rate Advances shall be suspended.

(f) If the Service is not available or a rate does not timely appear on the Service and fewer than two Reference Banks furnish timely information to the Agent for determining the Eurodollar Rate for any Eurodollar Rate Advances:

(i) the Agent shall forthwith notify the Borrower and the Lenders that the interest rate cannot be determined for such Eurodollar Rate Advances,

(ii) with respect to Eurodollar Rate Advances, each such Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance (or if such Advance is then a Base Rate Advance, will continue as a Base Rate Advance), and

(iii) the obligation of the Lenders to make Eurodollar Rate Advances or to Convert Revolving Credit Advances into Eurodollar Rate Advances shall be suspended until the Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.

SECTION 2.08. Optional Conversion of Revolving Credit Advances. The Borrower may on any Business Day, upon notice given to the Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Sections 2.07 and 2.11(a), Convert all Revolving Credit Advances of one Type comprising the same Borrowing into Revolving Credit Advances of the other Type (it being understood that such Conversion of a Revolving Credit Advance or of its Interest Period does not constitute a repayment or prepayment of such Revolving Credit Advance); provided, however, that any Conversion of Eurodollar Rate Advances into Base Rate Advances shall be made only on the last day of an Interest Period for such Eurodollar Rate Advances, any Conversion of Base Rate Advances into Eurodollar Rate Advances shall be in an amount not less than the minimum amount specified in Section 2.02(b) and no Conversion of any Revolving Credit Advances shall result in more separate Borrowings than permitted under Section 2.02(b). Each such notice of a Conversion shall be substantially in the form of Exhibit H hereto, and shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Revolving Credit Advances to be Converted, and (iii) if such Conversion is into Eurodollar Rate Advances, the duration of the initial Interest Period for each such Eurodollar Rate Advance. Each notice of Conversion shall be irrevocable and binding on the Borrower.

SECTION 2.09. Prepayments of Revolving Credit Advances. (a) Optional Prepayment. The Borrower may on any Business Day, upon notice given to the Agent substantially in the form of Exhibit I hereto, not later than 11:00 A.M. (New York City time), (i) on the same day for Base Rate Advances and (ii) on the third Business Day prior to the prepayment in the case of Eurodollar Rate Advances stating the proposed date and aggregate principal amount of the prepayment (and if such notice is given the Borrower shall) prepay the outstanding principal amount of the Revolving Credit Advances comprising part of the same Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that (x) each partial prepayment shall be in an aggregate principal amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof, or the remaining balance, if less than $5,000,000, and (y) in the event of any such prepayment of a Eurodollar Rate Advance, the Borrower shall be obligated to reimburse the Lenders in respect thereof pursuant to Section 8.04(c).

(b) Mandatory Prepayment. The Borrower shall, upon five Business Days’ notice from the Agent given at the request or with the consent of the Required Lenders, prepay the aggregate outstanding principal amount of all Revolving Credit Advances plus all interest thereon and all other amounts payable hereunder or under the Notes, in the event that any Person or two or more Persons acting in concert (other than DTE Energy or any of its Subsidiaries) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934), directly or indirectly, of Voting Stock of the Borrower (or other securities convertible into such Voting Stock) representing 30% or more of the combined voting power of all Voting Stock of the Borrower.

SECTION 2.10. Increased Costs. (a) If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to any Person of agreeing to make or making, funding or maintaining Revolving Credit Advances hereunder, including as a result of any tax, levy, impost, deduction, fee, assessment, duty, charge or withholding, and all liabilities with respect thereto, imposed on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, excluding for purposes of this Section 2.10 any such increased costs resulting from Taxes, amounts excluded from Taxes pursuant to Section 2.13, and Other Taxes, then the Borrower shall from time to time, upon demand by such Person (with a copy of such demand to the Agent), pay to the Agent on its own account or for the account of such Person additional amounts sufficient to compensate such Person for such increased cost. A certificate as to the amount of such increased cost, submitted to the Borrower and the Agent by such Person, shall be conclusive and binding for all purposes, absent manifest error.

(b) If any Lender determines that compliance with any law or regulation or any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law) affects or would affect the amount of capital or liquidity required or expected to be maintained by such Lender or any corporation controlling such Lender and that the amount of such capital or liquidity is increased by or based upon the existence of such Lender’s commitment to lend hereunder and other commitments of this type, then, upon demand by such Lender (with a copy of such demand to the Agent), the Borrower shall pay to the Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender or such corporation in the light of such circumstances, to the extent that such Lender reasonably determines such increase in capital or liquidity to be allocable to the existence of such Lender’s commitment to lend hereunder. A certificate as to such amounts submitted to the Borrower and the Agent by such Lender shall be conclusive and binding for all purposes, absent manifest error.

(c) In the event that a Lender demands payment from the Borrower for amounts owing pursuant to subsection (a) or (b) of this Section 2.10, the Borrower may, upon payment of such amounts and subject to the requirements of Sections 8.04 and 8.07, substitute for such Lender another financial institution, which financial institution shall be an Eligible Assignee and shall assume the Commitments of such Lender and purchase the Revolving Credit Advances held by such Lender in accordance with Section 8.07, provided, however, that (i) no Default shall have occurred and be continuing, (ii) the Borrower shall have satisfied all of its obligations in connection with the Loan Documents with respect to such Lender, and (iii) if such assignee is not a Lender, (A) such assignee is acceptable to the Agent and (B) the Borrower shall have paid the Agent a $3,500 administrative fee.

(d) If any Lender requests compensation under this Section 2.10, then such Lender, if requested by the Borrower, shall use reasonable efforts to designate a different Applicable Lending Office for funding or booking its Revolving Credit Advances hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to this Section 2.10 in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(e) For purposes of this Section 2.10, and notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, requirements, guidelines and directives thereunder or issued in connection therewith or in implementation thereof and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to have been enacted, adopted and issued after the date hereof, regardless of the date enacted, adopted, issued or implemented.

(f) Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that, the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs incurred more than 270 days prior to the date that such Lender notifies the Borrower of the circumstances giving rise to such increased costs and of such Lender’s intention to claim compensation therefor; provided further that, if the circumstance giving rise to such increased costs is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.11. Illegality.

(a) Notwithstanding any other provision of this Agreement, if any Lender shall notify the Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other Governmental Authority asserts that it is unlawful, for any Lender or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Advances or to fund or maintain Eurodollar Rate Advances hereunder, (i) each Eurodollar Rate Advance will automatically, upon such demand, Convert into a Base Rate Advance or a Revolving Credit Advance that bears interest at the rate set forth in Section 2.06(a)(i), as the case may be, and (ii) the obligation of the Lenders to make Eurodollar Rate Advances or to Convert Revolving Credit Advances into Eurodollar Rate Advances shall be suspended until the Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.

(b) If a Conversion occurs or the obligation of the Lenders to make Eurodollar Rate Advances or to Convert Revolving Credit Advances into Eurodollar Rate Advances is suspended, in each case, pursuant to Section 2.11(a), then the Lender causing such Conversion and/or suspension shall use reasonable efforts to designate a different Applicable Lending Office for funding or booking its Revolving Credit Advances hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would reinstate the Lenders’ obligations to make Eurodollar Rate Advances and to Convert Revolving Credit Advances into Eurodollar Rate Advances and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

SECTION 2.12. Payments and Computations. (a) The Borrower shall make each payment hereunder and under the Notes not later than 11:00 A.M. (New York City time) on the day when due in U.S. dollars to the Agent at the Agent’s Account in same day funds and without set off, deduction or counterclaim other than deductions on account of taxes. The Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest or Facility Fees ratably (other than amounts payable pursuant to Section 2.10, 2.13 or 8.04(c)) to the Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Assumption and recording of the information contained therein in the Register pursuant to Section 8.07(c), from and after the effective date specified in such Assignment and Assumption, the Agent shall make all payments hereunder and under the Notes in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Assumption shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(b) The Borrower hereby authorizes each Lender, if and to the extent payment owed to such Lender is not made when due hereunder or under the Note held by such Lender, to charge from time to time against any or all of the Borrower’s accounts with such Lender any amount so due.

(c) All computations of interest based on the Base Rate, when such computations of the Base Rate are based on the Prime Rate, shall be made by the Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Base Rate (other than such computations of the Base Rate that are based on the Prime Rate), of interest based on the Eurodollar Rate, and of the Facility Fees shall be made by the Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or Facility Fees are payable. Each determination by the Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

(d) Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or Facility Fee, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(e) Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the Agent may assume that the Borrower has made such payment in full to the Agent on such date and the Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Borrower shall not have so made such payment in full to the Agent, each Lender shall repay to the Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Agent, at the Federal Funds Rate.

SECTION 2.13. Taxes. (a) Subject to the exclusions set forth below in this Section 2.13(a) and, if applicable, compliance with Section 2.13(e), any and all payments by the Borrower hereunder or under the Notes shall be made, in accordance with Section 2.12, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, fees, assessments, duties, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender and the Agent, (i) any and all present or future taxes, levies, imposts, deductions, fees, assessments, duties, charges or withholdings imposed on its net income, and franchise taxes imposed on it in lieu of net income taxes, (x) by the jurisdiction under the laws of which such Lender or the Agent (as the case may be) is organized or any political subdivision thereof and (y), in the case of each Lender, by the jurisdiction of such Lender’s Applicable Lending Office or any political subdivision thereof and (ii) any United States withholding taxes imposed by FATCA (all such non-excluded taxes, levies, imposts, deductions, fees, assessments, duties, charges, withholdings and liabilities in respect of payments hereunder or under the Notes being hereinafter referred to as “Taxes”). Notwithstanding the above, if the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note to any Lender or the Agent, the Borrower will so deduct and (i) the sum payable shall be increased as may be necessary so that after making all such deductions on account of Taxes (including deductions on account of Taxes applicable to additional sums payable under this Section 2.13) such Lender or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

(b) The Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or under the Notes or from the execution, delivery or registration of this Agreement or the Notes (hereinafter referred to as “Other Taxes”).

(c) Without duplication of the Borrower’s payment obligations on account of Taxes or Other Taxes pursuant to Sections 2.13(a) and (b), the Borrower shall indemnify each Lender and the Agent for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes imposed by any jurisdiction on amounts payable under this Section 2.13) imposed on or paid by such Lender or the Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be made within 30 days from the date such Lender or the Agent (as the case may be) makes written demand therefor.

(d) Within 30 days after the date of any payment of Taxes, the Borrower shall furnish to the Agent, at its address referred to in Section 8.02, the original or a certified copy of a receipt evidencing payment thereof. In the case of any payment hereunder or under the Notes by or on behalf of the Borrower through an account or branch outside the United States or by or on behalf of the Borrower by a payor that is not a United States person, if the Borrower determines that no Taxes are payable in respect thereof, the Borrower shall furnish, or shall cause such payor to furnish, to the Agent, at such address, an opinion of counsel acceptable to the Agent stating that such payment is exempt from Taxes. For purposes of this subsection (d) and subsection (e), the terms “United States” and “United States person” shall have the meanings specified in Section 7701 of the Internal Revenue Code.

(e) Each Lender organized under the laws of a jurisdiction outside the United States, on or prior to the date of its execution and delivery of this Agreement in the case of each Initial Lender and on the date of the Assignment and Assumption pursuant to which it becomes a Lender in the case of each other Lender, and from time to time thereafter as requested in writing by the Borrower (but only so long as such Lender remains lawfully able to do so), shall provide each of the Agent and the Borrower with two original Internal Revenue Service Form W-8BEN or W-8ECI, as appropriate, or any successor or other form prescribed by the Internal Revenue Service, certifying that such Lender is exempt from United States withholding tax on payments pursuant to this Agreement or the Notes. If any form or document referred to in this subsection (e) requires the disclosure of information, other than information necessary to compute the tax payable and information required on the date hereof by Internal Revenue Service Form W-8BEN or W-8ECI, that the Lender reasonably considers to be confidential, the Lender shall give notice thereof to the Borrower and shall not be obligated to include in such form or document such confidential information; however, such a Lender will not be entitled to any payment or indemnification on account of any Taxes imposed by the United States.

(f) If a payment made to a Lender hereunder would be subject to United States withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrower and the Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Agent as may be necessary for the Borrower and the Agent to comply with their obligations under FATCA and to determine that such Lender has or has not complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (f), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(g) Notwithstanding any provision to the contrary in this Agreement, the Borrower will not be obligated to make payments on account of or indemnify the Lenders or the Agents for any present or future taxes, levies, imposts, deductions, fees, assessments, duties, charges or withholdings, and all liabilities with respect thereto, or any present or future stamp or other documentary taxes or property taxes, charges or similar levies that are neither Taxes nor Other Taxes except as may be required by Section 2.10.

(h) For any period with respect to which a Lender has failed to provide the Borrower with the appropriate form described in Section 2.13(e) (other than if such failure is due to a change in law occurring subsequent to the date on which a form originally was required to be provided, or if such form otherwise is not required under the first sentence of subsection (e) above), such Lender shall not be entitled to indemnification under Section 2.13(a) or (c) with respect to Taxes imposed by the United States by reason of such failure; provided, however, that should a Lender become subject to Taxes because of its failure to deliver a form required hereunder, the Borrower shall take such steps as the Lender shall reasonably request to assist the Lender to recover such Taxes.

(i) In the event that a Lender demands payment from the Borrower for amounts owing pursuant to subsection (a) or (b) of this Section 2.13, the Borrower may, upon payment of such amounts and subject to the requirements of Sections 8.04 and 8.07, substitute for such Lender another financial institution, which financial institution shall be an Eligible Assignee and shall assume the Commitments of such Lender and purchase the Revolving Credit Advances held by such Lender in accordance with Section 8.07, provided, however, that (i) no Default shall have occurred and be continuing, (ii) the Borrower shall have satisfied all of its obligations in connection with the Loan Documents with respect to such Lender, and (iii) if such assignee is not a Lender, (A) such assignee is acceptable to the Agent and (B) the Borrower shall have paid the Agent a $3,500 administrative fee.

(j) Notwithstanding any provision to the contrary in this Agreement, in the event that a Lender that is not an Initial Lender and who purchased its interest in this Agreement without the consent of the Borrower pursuant to Section 8.07(a), seeks (i) payment of additional amounts pursuant to Section 2.13(a), (ii) payment of Other Taxes pursuant to Section 2.13(b), or (iii) indemnification for Taxes or Other Taxes pursuant to Section 2.13(c), the amount of any such payment or indemnification will be no greater than what it would have been had the Initial Lender not transferred, assigned or sold its interest in this Agreement.

(k) If the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to this Section 2.13, then such Lender shall use reasonable efforts to designate a different Applicable Lending Office for funding or booking its Revolving Credit Advances hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to this Section 2.13 in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(l) Each Lender shall severally indemnify the Agent for any taxes, levies, imposts, deductions, fees, assessments, duties, charges or withholdings, and all liabilities with respect thereto, (but, in the case of any Taxes or Other Taxes, only to the extent that the Borrower has not already indemnified the Agent for such Taxes or Other Taxes and without limiting the obligation of the Borrower to do so) attributable to such Lender that are paid or payable by the Agent in connection with this Agreement and any reasonable expenses arising therefrom or with respect thereto, whether or not such amounts were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 2.13(l) shall be paid within 30 days after the Agent delivers to the applicable Lender a certificate stating the amount so paid or payable by the Agent. Such certificate shall be conclusive of the amount so paid or payable absent manifest error.

SECTION 2.14. Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Revolving Credit Advances owing to it (other than pursuant to Section 2.10, 2.13 or 8.04(c)) in excess of its ratable share of payments on account of the Revolving Credit Advances obtained by all of the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the Revolving Credit Advances owing to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.14 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

SECTION 2.15. Use of Proceeds. The proceeds of the Revolving Credit Advances shall be available (and the Borrower agrees that it shall use such proceeds) solely for general corporate purposes of the Borrower and its Subsidiaries.

SECTION 2.16. Noteless Agreement; Evidence of Indebtedness.

(a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Revolving Credit Advance made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b) The Agent shall also maintain accounts in which it will record (i) the date and the amount of each Revolving Credit Advance made hereunder and the Interest Period, if any, applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder, (iii) the effective date and amount of each Assignment and Assumption delivered to and accepted by it and the parties thereto pursuant to Section 8.07, (iv) the amount of any sum received by the Agent hereunder from the Borrower and each Lender’s share thereof, and (v) all other appropriate debits and credits as provided in this Agreement, including, without limitation, all fees, charges, expenses and interest.

(c) The entries maintained in the accounts maintained pursuant to clauses (a) and (b) above shall be prima facie evidence of the existence and amounts of the obligations hereunder and under the Notes therein recorded; provided, however, that the failure of the Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay such obligations in accordance with their terms.

(d) Any Lender may request that its Revolving Credit Advances be evidenced by a promissory note representing its Revolving Credit Advances substantially in the form of Exhibit A (each, a “Note”). In such event, the Borrower shall prepare, execute and deliver to such Lender such Note payable to the order of such Lender. Thereafter, the Revolving Credit Advances evidenced by each such Note and interest thereon shall at all times (including after any assignment pursuant to Section 8.07) be represented by one or more Notes payable to the order of the payee named therein or any assignee pursuant to Section 8.07, except to the extent that any such Lender or assignee subsequently returns any such Note for cancellation and requests that such Revolving Credit Advances once again be evidenced as described in clauses (a) and (b) above.

SECTION 2.17. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 2.03(a);

(b) the Commitment and Revolving Credit Advances of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 8.01, other than those which require the consent of all Lenders or of each affected Lender);

(c) the Borrower may, subject to the requirements of Sections 8.04 and 8.07, substitute for such Defaulting Lender another financial institution, which financial institution shall be an Eligible Assignee and shall assume the Commitments of such Defaulting Lender and purchase the Revolving Credit Advances held by such Defaulting Lender in accordance with Section 8.07; provided, however, that (i) no Default shall have occurred and be continuing, (ii) the Borrower shall have satisfied all of its obligations in connection with the Loan Documents with respect to such Defaulting Lender, and (iii) if such assignee is not a Lender, (A) such assignee is acceptable to the Agent and (B) the Borrower shall have paid the Agent a $3,500 administrative fee;

(d) to the extent the Agent receives any payments or other amounts for the account of a Defaulting Lender under the Loan Documents, such Defaulting Lender shall be deemed to have requested that the Agent use such payment or other amount to fulfill such Defaulting Lender’s previously unsatisfied obligations to fund a Revolving Credit Advance or any other unfunded payment obligation of such Defaulting Lender under Section 2.02(d), 2.12(e) or 7.05;

(e) no Lender shall be deemed to have consented to increase its Commitment pursuant to Section 2.04(c) unless that Lender shall have affirmatively given consent in accordance with that Section; and

(f) for the avoidance of doubt, the Borrower shall retain and reserve its other rights and remedies respecting each Defaulting Lender.

In the event that the Agent and the Borrower each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, such Lender shall purchase at par on a ratable basis such of the Revolving Credit Advances of the other Lenders as the Agent shall determine may be necessary in order for such Lender to hold such Revolving Credit Advances in accordance with its Pro Rata Share, whereupon such Lender shall cease to be a Defaulting Lender. For purposes of clarity, in the event any Defaulting Lender is reinstated as a non-Defaulting Lender in accordance with the terms hereof (i) no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender, and (ii) except to the extent otherwise expressly agreed by the affected parties, such reinstatement shall not constitute a waiver or release of any claim of any party hereunder arising from such Lender having been a Defaulting Lender.

ARTICLE III:

CONDITIONS TO EFFECTIVENESS AND LENDING

SECTION 3.01. Conditions Precedent to Effectiveness of this Agreement. This Agreement shall become effective on and as of the date hereof (the “Effective Date”), provided that the following conditions precedent have been satisfied on such date:

(a) There shall have occurred (i) no Material Adverse Change since December 31, 2012, except as shall have been disclosed or contemplated in the SEC Reports, and (ii) no material adverse change in the primary or secondary loan syndication markets or capital markets generally that makes it impracticable to consummate the transactions contemplated by the Loan Documents.

(b) The Lenders shall have been given such access, as such Lenders have reasonably requested, to the management, records, books of account, contracts and properties of the Borrower and its Significant Subsidiaries as they shall have requested.

(c) All governmental and third party consents, authorizations and approvals necessary in connection with the transactions contemplated hereby shall have been obtained (without the imposition of any conditions that are not acceptable to the Lenders) and shall remain in effect, and no law or regulation shall be applicable in the reasonable judgment of the Agents that restrains, prevents or imposes materially adverse conditions upon the transactions contemplated by the Loan Documents.

(d) The Borrower shall have notified each Lender and the Agent in writing as to the proposed Effective Date.

(e) The Borrower shall have paid all accrued fees and reasonable expenses due and payable to the Agents, the Lenders and the Arrangers on or prior to the Effective Date, including, to the extent invoiced, reimbursements or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.

(f) Each of the Agent and the Lenders shall have received all documentation and other information that it reasonably requested from the Borrower (such request to be made not less than three (3) Business Days prior to the Effective Date) in order to comply with its obligations under the applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”).

(g) On the Effective Date, the following statements shall be true and the Agent shall have received for the account of each Lender a certificate, substantially in the form of Exhibit D hereto, signed on behalf of the Borrower by a duly authorized Financial Officer of the Borrower, dated the Effective Date, stating, among other things, that:

(i) The representations and warranties contained in Section 4.01 are correct on and as of the Effective Date, and

(ii) No event has occurred and is continuing that constitutes a Default.

(h) The Agent shall have received on or before the Effective Date the following, each dated such day, in form and substance satisfactory to the Agent and (except for any Notes requested by the Lenders) in sufficient copies for each Lender:

(i) Counterpart signature pages of this Agreement, executed by each of the parties hereto.

(ii) Notes, if any, to the order of each Lender requesting the issuance of a Note as of the Effective Date pursuant to Section 2.16.

(iii) Certified copies of the resolutions of the Board of Directors of the Borrower approving each Loan Document to which it is a party, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to each Loan Document to which it is a party.

(iv) A certificate of the Corporate Secretary or an Assistant Corporate Secretary of the Borrower certifying the names and true signatures of the officers of the Borrower authorized to sign each Loan Document to which it is a party and the other documents to be delivered hereunder or thereunder.

(v) Favorable opinion letters of Patrick Carey, the Associate General Counsel of DTE Energy, and Hunton & Williams LLP, counsel to the Borrower, substantially in the form of Exhibits E-1 and E-2, respectively, hereto.

SECTION 3.02. Conditions Precedent to Each Borrowing. The obligation of each Lender to make a Revolving Credit Advance on the occasion of each Borrowing shall be subject to the conditions precedent that the Effective Date shall have occurred and on the date of such Borrowing: (a) the following statements shall be true (and each of the giving of the applicable Notice of Borrowing and the acceptance by the Borrower of the proceeds of such Borrowing shall constitute a representation and warranty by the Borrower that on the date of such Borrowing such statements are true):

(i) the representations and warranties contained in Section 4.01 are correct on and as of the date of such Borrowing, before and after giving effect to such Borrowing and to the application of the proceeds therefrom, as though made on and as of such date; provided, that such condition shall not apply to (x) the last sentence of Section 4.01(e) or (y) Section 4.01(f),

(ii) after giving effect to the application of the proceeds of all Borrowings on such date (together with any other resources of the Borrower applied together therewith), no event has occurred and is continuing, or would result from such Borrowing or from the application of the proceeds therefrom, that constitutes a Default, and

(iii) the Borrower has not received notice from the Agent on or prior to the date of such Borrowing that a mandatory prepayment is required under Section 2.09(b) (other than any such notice that has been withdrawn in writing by the Agent);

and (b) the Agent shall have received such other approvals, opinions or documents as any Lender through the Agent may reasonably request.

SECTION 3.03. Determinations Under Section 3.01. For purposes of determining compliance with the conditions specified in Section 3.01, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Agent responsible for the transactions contemplated by this Agreement shall have received notice from such Lender prior to the date that the Borrower, by notice to the Lenders, designates as the proposed Effective Date, specifying its objection thereto. The Agent shall promptly notify the Lenders of the occurrence of the Effective Date.

ARTICLE IV:

REPRESENTATIONS AND WARRANTIES

SECTION 4.01. Representations and Warranties of the Borrower. The Borrower represents and warrants as follows:

(a) The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.

(b) The execution, delivery and performance by the Borrower of the Loan Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, are within the Borrower’s corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (i) the Borrower’s charter or by-laws or (ii) law or any contractual restriction binding on or affecting the Borrower.

(c) No consent, authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or regulatory body or any other third party is required for the due execution, delivery and performance by the Borrower of any Loan Document to which it is a party.

(d) This Agreement has been, and each of the Notes when delivered hereunder will have been, duly executed and delivered by the Borrower. This Agreement is, and each of the Notes when delivered hereunder will be, the legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with their respective terms, subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors rights generally.

(e) The Audited Statements of the Borrower, copies of which have been furnished to each Lender, fairly present, in all material respects, the Consolidated financial condition, results of operations and cash flows of the relevant Persons and entities, as at the dates and for the periods therein indicated, all in accordance with generally accepted accounting principles consistently applied as in effect on the date of such Audited Statements. Since December 31, 2012, there has been no Material Adverse Change, except as shall have been disclosed or contemplated in the SEC Reports.

(f) There is no pending or threatened action, suit, investigation, litigation or proceeding, including, without limitation, any Environmental Action, affecting the Borrower or any of its Significant Subsidiaries before any court, governmental agency or arbitrator that (i) could be reasonably likely to have a Material Adverse Effect other than the matters disclosed or contemplated in the SEC Reports (the “Disclosed Litigation”) or (ii) purports to affect the legality, validity or enforceability of any Loan Document or the consummation of the transactions contemplated hereby, and there has been no adverse change in the status or financial effect on the Borrower or any of its Significant Subsidiaries, of the Disclosed Litigation from that disclosed or contemplated in the SEC Reports that could be reasonably likely to have a Material Adverse Effect.

(g) The operations and properties of the Borrower and each of the Significant Subsidiaries comply in all material respects with all applicable Environmental Laws and Environmental Permits, all past non-compliance with such Environmental Laws and Environmental Permits has been resolved without ongoing material obligations or costs, except as disclosed or contemplated in the SEC Reports, and no circumstances exist that could be reasonably likely to (i) form the basis of an Environmental Action against the Borrower or any of the Significant Subsidiaries or any of their properties that could have a Material Adverse Effect or (ii) cause any such property to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law that could have a Material Adverse Effect.

(h) No ERISA Event has occurred or is reasonably expected to occur with respect to any Plan.

(i) Schedule B (Actuarial Information) to the most recent annual report (Form 5500 Series) for each Plan, copies of which have been filed with the Internal Revenue Service, is complete and accurate and fairly presents the funding status of such Plan, and since the date of such Schedule B there has been no material adverse change in such funding status.

(j) Neither the Borrower nor any ERISA Affiliate has incurred or is reasonably expected to incur any Withdrawal Liability to any Multiemployer Plan.

(k) Neither the Borrower nor any ERISA Affiliate has been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or has been terminated, within the meaning of Title IV of ERISA, and no such Multiemployer Plan is reasonably expected to be in reorganization or to be terminated, within the meaning of Title IV of ERISA.

(l) Except as set forth in the financial statements referred to in subsection (e) above, the Borrower and its Subsidiaries have no material liability with respect to “expected post retirement benefit obligations” within the meaning of Statement of Financial Accounting Standards No. 106.

(m) The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System), and no proceeds of any Revolving Credit Advance will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock; and after applying the proceeds of each Revolving Credit Advance hereunder, margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System) constitutes less than twenty-five percent (25%) of the value of those assets of the Borrower and its Subsidiaries which are subject to any limitation on sale or pledge, or any other restriction hereunder.

(n) Neither the Borrower nor any of its Subsidiaries is, or after the making of any Revolving Credit Advance or the application of the proceeds or repayment thereof, or the consummation of any of the other transactions contemplated hereby, will be, required to be registered as an “investment company”, or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company” (within the meaning of the Investment Company Act of 1940, as amended).

(o) Neither the Borrower nor any Subsidiary of the Borrower (i) is a person named on the list of “Specially Designated Nationals” or “Blocked Persons” maintained by The Office of Foreign Assets Control of the United States Department of the Treasury (the “OFAC”) available at http://www.treasury.gov/resource-center/sanctions/SDN-List/Pages/default.aspx, or as otherwise published from time to time; or (ii) is (x) an agency of the government of a country, (y) an organization controlled by a country, or (z) a person resident in a country that is subject to a sanctions program identified on the list maintained by the OFAC and available at http://www.treasury.gov/resource-center/sanctions/SDN-List/Pages/default.aspx, or as otherwise published from time to time, as such program may be applicable to such agency, organization or person; or (iii) derives more than 10% of its assets or operating income from investments in or transactions with any such country, agency, organization or person. Neither the Borrower nor any Subsidiary of the Borrower will use the proceeds of the Revolving Credit Advances to finance any operations, investments or activities in, or make any payments to, any such country, agency, organization, or person.

(p) Neither the Borrower nor any Subsidiary of the Borrower (i) is under investigation by any Governmental Authority for, or has been charged with, or convicted of, money laundering, drug trafficking, terrorist-related activities, or any violation under any laws or regulations relating to money laundering or terrorist financing, including the Bank Secrecy Act,

31 U.S.C. §§5311 et. seq. (the “Anti-Money Laundering Laws”), (ii) has been assessed civil penalties under any Anti-Money Laundering Laws, or (iii) has had any of its funds seized or forfeited in an action under any Anti-Money Laundering Laws.

ARTICLE V:

COVENANTS OF THE BORROWER

SECTION 5.01. Affirmative Covenants. So long as any Revolving Credit Advance shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower will:

(a) Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries to comply with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, compliance with ERISA and Environmental Laws, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b) Payment of Taxes, Etc. Pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, all taxes, assessments and governmental charges or levies imposed upon it or upon its property that, if not paid, could be reasonably expected to result in a Material Adverse Effect; provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to pay or discharge any such tax, assessment, charge or claim that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained, unless and until any Lien resulting therefrom attaches to its property and becomes enforceable against its other creditors.

(c) Maintenance of Insurance. Maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties (including customary self-insurance) in the same general areas in which the Borrower or such Subsidiary operates.

(d) Preservation of Corporate Existence, Etc. Preserve and maintain its corporate existence, rights (charter and statutory) and franchises; provided, however, that the Borrower shall not be required to preserve any right or franchise if the Board of Directors of the Borrower or such Subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Borrower and that the loss thereof is not disadvantageous in any material respect to the Borrower and its Subsidiaries taken as a whole or the ability of the Borrower to meet its obligations hereunder.

(e) Visitation Rights. At any reasonable time and from time to time, permit the Agent or any of the Lenders or any agents or representatives thereof, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Borrower and any of its Significant Subsidiaries, and to discuss the affairs, finances and accounts of the Borrower and any of its Significant Subsidiaries with any of their officers or directors and with their independent certified public accountants.

(f) Keeping of Books. Keep, and cause each of its Significant Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Borrower and each such Subsidiary in accordance with generally accepted accounting principles in effect from time to time.

(g) Maintenance of Properties, Etc. Subject to clause (d) above, maintain and preserve, and cause each of its Significant Subsidiaries to maintain and preserve, all of their respective properties that are used or useful in the conduct of their respective businesses in good working order and condition, ordinary wear and tear excepted.

(h) Reporting Requirements. Furnish to the Agent (and the Agent shall use commercially reasonable efforts to promptly furnish copies thereof to the Lenders via IntraLinks or other similar password-protected restricted internet site):

(i) as soon as available and in any event within 65 days after the end of each of the first three quarters of each fiscal year of the Borrower, Consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such quarter and Consolidated statements of income and cash flows of the Borrower and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter;

(ii) as soon as available and in any event within 115 days after the end of each fiscal year of the Borrower, Consolidated financial statements, including the notes thereto, of the Borrower and its Consolidated Subsidiaries for such fiscal year, containing the Consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such fiscal year and the Consolidated statements of income and cash flows of the Borrower and its Subsidiaries for such fiscal year, in each case accompanied by an opinion by PricewaterhouseCoopers LLP or any other independent public accounting firms which (x) as of the date of this Agreement is one of the “big four” accounting firms or (y) is reasonably acceptable to the Required Lenders;

(iii) together with the financial statements required under clauses (i) or (ii) above, a compliance certificate in substantially the form of Exhibit F signed by a Financial Officer of the Borrower showing the then-current information and calculations necessary to determine the Applicable Margin and the Applicable Percentage and compliance with this Agreement and stating that no Event of Default or Default exists, or if any Event of Default or Default exists, stating the nature and status thereof;

(iv) as soon as possible and in any event within five days after the occurrence of each Default continuing on the date of such statement, a statement of a Financial Officer of the Borrower setting forth details of such Default and the action that the Borrower has taken and proposes to take with respect thereto;

(v) reasonably promptly after the sending or filing thereof copies of all reports and registration statements that the Borrower or any Subsidiary filed with the Securities and Exchange Commission or any national securities exchange (it being understood and agreed that the Borrower and any of its Subsidiaries shall only be required to prepare and file such reports and registration statements to the extent provided by applicable law);

(vi) such other information respecting the Borrower or any of its Subsidiaries as any Lender through the Agent may from time to time reasonably request; and

(vii) promptly, but within five (5) Business Days of such change, written notice to the Agent of each change to the Borrower’s Moody’s Rating and S&P Rating.

Information required to be delivered pursuant to clauses (i), (ii) or (v) above shall be deemed to have been delivered on the date on which the Borrower has posted such information on the Internet at www.dteenergy.com (or any successor or replacement website thereof), which website includes an option to subscribe to a free service alerting subscribers by email of new Securities and Exchange Commission filings at http://phx.corporate-ir.net/phoenix.zhtml?c=68233&p=irol-alerts, or at www.sec.gov or at another website identified in a notice to the Lenders and accessible by the Lenders without charge.

SECTION 5.02. Negative Covenants. At all times on and after the Effective Date so long as any Revolving Credit Advance shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower will not:

(a) Liens, Etc. Create, incur, or suffer to exist any Lien in, of or on the Property of the Borrower or any of its Subsidiaries, except:

(i) Liens for taxes, assessments or governmental charges or levies on its Property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books;

(ii) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than sixty (60) days past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books;

(iii) Liens arising out of pledges or deposits under worker’s compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation;

(iv) Utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and which do not in any material way affect the marketability of the same or interfere with the use thereof in the business of the Borrower or its Subsidiaries;

(v) Liens described in the SEC Reports;

(vi) Liens pursuant to the Borrower’s Indenture of Mortgage and Deed of Trust, dated as of March 1, 1944 (as restated as of July 15, 1989 and as supplemented, the “Existing Mortgage”), as described therein, and any replacement indenture in respect thereof, and any supplements thereto, so long as (1) any such Liens under any such replacement indenture apply to the property or assets of the Borrower in a manner substantially consistent with the terms of the Existing Mortgage, and (2) the borrowing capacity and other restrictions on the Borrower’s ability to incur any obligations under any such replacement indenture are substantially the same as those set forth in the Existing Mortgage;

(vii) Liens pursuant to the Borrower’s Senior Indenture, dated as of June 1, 1998, as supplemented, as described therein, in connection with the issuance of debt securities secured by mortgage bonds; and

(viii) Liens, including, without limitation, Liens arising in connection with a Receivables Purchase Facility, securing Debt of the Borrower (other than Debt of the Borrower owed to any Subsidiary) and/or securing Debt of the Borrower’s Subsidiaries (other than Debt of any Subsidiary owed to the Borrower or any other Subsidiary), in an aggregate outstanding amount not to exceed ten percent (10%) of the consolidated assets of the Borrower and its Subsidiaries at any time.

(b) Mergers, Etc. Merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to, any Person, or permit any Significant Subsidiary to do so, except that (i) any Significant Subsidiary may merge or consolidate with or into any other Significant Subsidiary, (ii) any Significant Subsidiary may merge into or dispose of assets to the Borrower, and (iii) the Borrower may merge or consolidate with (a) DTE Electric, so long as the Borrower shall be the surviving entity or DTE Electric shall expressly assume the obligations under this Agreement or (b) any other Person so long as the Borrower shall be the surviving entity and has, after giving effect to such merger or consolidation, senior unsecured Debt outstanding rated at least BBB- by S&P and Baa3 by Moody’s; provided, in each case, that no Default shall have occurred and be continuing at the time of such proposed transaction or would result therefrom.

(c) Change in Nature of Business. Make, or permit any of its Significant Subsidiaries to make, any material change in the nature of its business as carried on the date hereof, other than as disclosed or contemplated in the SEC Reports.

(d) Accounting Changes. Make or permit any change in accounting policies or reporting practices, except as required or permitted by generally accepted accounting principles; or permit any of its Subsidiaries to make or permit any change in accounting policies or reporting practices if, as a result of such change, the Borrower shall fail to maintain a system of accounting established and administered in accordance with generally accepted accounting principles.

ARTICLE VI:

EVENTS OF DEFAULT

SECTION 6.01. Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:

(a) The Borrower shall fail to pay any principal of any Revolving Credit Advance when the same becomes due and payable; or the Borrower shall fail to pay any interest on any Revolving Credit Advance or make any other payment of fees or other amounts payable under this Agreement or any Note within three Business Days after the same becomes due and payable; or

(b) Any representation or warranty made by the Borrower herein, by the Borrower (or any of its officers) in connection with this Agreement shall prove to have been incorrect in any material respect when made; or

(c) (i) The Borrower shall fail to perform or observe any term, covenant or agreement contained in Section 2.09(b), 5.01(d), (e) or (h) or 5.02, or (ii) the Borrower shall fail to perform or observe any other term, covenant or agreement contained in any Loan Document on its part to be performed or observed if such failure shall remain unremedied for 30 days after written notice thereof shall have been given to the Borrower by the Agent or any Lender; or

(d) The Borrower or any of its Significant Subsidiaries shall fail to pay any principal of or premium or interest on any Debt that is outstanding in a principal or notional amount of at least $50,000,000 in the aggregate (but excluding Debt outstanding hereunder and Nonrecourse Debt) of the Borrower or such Significant Subsidiary (as the case may be), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt; or any such Debt shall be declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; or

(e) The Borrower or any of its Significant Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower or any of its Significant Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Borrower or any of its Significant Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this subsection (e); or

(f) Any judgment or order for the payment of money, individually or in the aggregate, in excess of $50,000,000 shall be rendered against the Borrower or any of its Significant Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(g) (i) any Person or “group” (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended) shall either (A) acquire beneficial ownership of more than 25% of any outstanding class of common stock of DTE Energy having ordinary voting power in the election of directors of DTE Energy, or (B) obtain the power (whether or not exercised) to elect a majority of DTE Energy’s directors, or (ii) DTE Energy shall at any time cease to hold directly or indirectly 100% of the Voting Stock of the Borrower; or

(h) The Borrower or any of its ERISA Affiliates shall incur, or, in the reasonable opinion of the Required Lenders, shall be reasonably likely to incur liability in excess of $50,000,000 individually or in the aggregate as a result of one or more of the following: (i) the occurrence of any ERISA Event; (ii) the partial or complete withdrawal of the Borrower or any of its ERISA Affiliates from a Multiemployer Plan; or (iii) the reorganization or termination of a Multiemployer Plan; or

(i) The Borrower and its Subsidiaries, on a Consolidated basis, shall, as of the last day of any fiscal quarter of the Borrower, have a ratio of (a) Total Funded Debt to (b) Capitalization in excess of .65:1; provided that for purposes of calculating the foregoing ratio as of the last day of any fiscal quarter other than any fiscal quarter ending on June 30, “Total Funded Debt” for purposes of clauses (a) and (b) above shall be calculated exclusive of all Excluded Short-Term Debt outstanding as of such date; or

(j) Any provision of any of the Loan Documents after delivery thereof pursuant to Section 3.01 shall for any reason cease to be valid and binding on or enforceable against the Borrower, or the Borrower shall so state in writing;

then, and in any such event, the Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the obligation of each Lender to make Revolving Credit Advances to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the Revolving Credit Advances, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Revolving Credit Advances, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower under the Federal Bankruptcy Code, (A) the obligation of each Lender to make Revolving Credit Advances shall automatically be terminated and (B) the Revolving Credit Advances, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

ARTICLE VII:

THE AGENT

SECTION 7.01. Authorization and Action. Each Lender hereby appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement as are delegated to the Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement (including, without limitation, enforcement or collection of the Revolving Credit Advances), the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders (or all of the Lenders to the extent required by the terms of this Agreement), and such instructions shall be binding upon all Lenders and all holders of Revolving Credit Advances; provided, however, that the Agent shall not be required to take any action that exposes the Agent to personal liability or that is contrary to this Agreement or applicable law. The Agent agrees to give to each Lender prompt notice of each notice given to it by the Borrower pursuant to the terms of this Agreement.

SECTION 7.02. Agent’s Reliance, Etc. Neither the Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement, except for its or their own gross negligence or willful misconduct as determined in a final, non-appealable judgment by a court of competent jurisdiction. Without limitation of the generality of the foregoing, the Agent: (i) may treat the payee in respect of any Revolving Credit Advance as the owner thereof until the Agent receives and accepts an Assignment and Assumption entered into by the Lender that is the payee in respect of such Revolving Credit Advance, as assignor, and an Eligible Assignee, as assignee, as provided in Section 8.07; (ii) may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (iii) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement; (iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement on the part of the Borrower or to inspect the property (including the books and records) of the Borrower; (v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any Loan Document or any other instrument or document furnished pursuant hereto; and (vi) shall incur no liability under or in respect of this Agreement by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopier, telegram or telex) believed by it to be genuine and signed or sent by the proper party or parties.

SECTION 7.03. JPMCB and Affiliates. With respect to its Commitment, the Revolving Credit Advances made by it and any Note issued to it, JPMCB shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include JPMCB in its individual capacity. JPMCB and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with, the Borrower, any of its Subsidiaries and any Person who may do business with or own securities of the Borrower or any such Subsidiary, all as if JPMCB were not the Agent and without any duty to account therefor to the Lenders.

SECTION 7.04. Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender and based on the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

SECTION 7.05. Indemnification. The Lenders agree to indemnify the Agent (to the extent not reimbursed by the Borrower), solely in its capacity as Agent hereunder, ratably according to the respective principal amounts of their respective Revolving Credit Advances (or if no Revolving Credit Advances are at the time outstanding or if any Revolving Credit Advances are owing to Persons that are not Lenders, ratably according to the respective amounts of their Commitments), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of any Loan Document or any action taken or omitted by the Agent under any Loan Document, provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent’s gross negligence or willful misconduct as determined in a final, non-appealable judgment by a court of competent jurisdiction. Without limitation of the foregoing, each Lender agrees to reimburse the Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including reasonable counsel fees) incurred by the Agent, solely in its capacity as Agent hereunder, in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, any Loan Document, to the extent that the Agent is not reimbursed for such expenses by the Borrower.

SECTION 7.06. Successor Agent. The Agent may resign at any time by giving written notice thereof to the Lenders. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Agent’s giving of notice of resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be a commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $500,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Agent’s resignation, the provisions of this Article VII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

SECTION 7.07. Co-Syndication Agents and Documentation Agent. None of the Lenders identified in this Agreement as a Co-Syndication Agent or a Documentation Agent shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of such Lenders shall have or be deemed to have a fiduciary relationship with any Lender. Each Lender hereby makes the same acknowledgments with respect to such Lenders as it makes with respect to the Agent in Section 7.04.

ARTICLE VIII:

MISCELLANEOUS

SECTION 8.01. Amendments, Etc. No amendment or waiver of any provision of this Agreement or the Notes, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all the Lenders affected thereby, do any of the following: (a) waive any of the conditions specified in Section 3.01, (b) increase the Commitments of the Lenders or subject the Lenders to any additional obligations, (c) reduce the principal of, or rate of interest on, the Revolving Credit Advances or any fees or other amounts payable hereunder, (d) postpone any date fixed for any payment of principal of, or interest on, the Revolving Credit Advances or any fees or other amounts payable hereunder, (e) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Revolving Credit Advances, or the number of Lenders, that shall be required for the Lenders or any of them to take or approve any action hereunder (including, without limitation, amending the definition of “Required Lenders”), (f) alter the manner in which payments or prepayments of principal, interest or other amounts hereunder shall be applied or shared as among the Lenders or Types of Revolving Credit Advances, (g) amend any provisions hereunder relating to the pro rata treatment of the Lenders, or (h) amend this Section 8.01; and provided further that no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Agent under this Agreement or any Note; and provided further that no amendments, consents or waivers are required to effectuate the increases in Commitments pursuant to Section 2.04(c) except as provided in such Section.

SECTION 8.02. Notices, Etc.

(a) All notices and other communications provided for hereunder shall be in writing or confirmed in writing (including telecopier communication) and mailed, telecopied or delivered, if to the Borrower, at its address at One Energy Plaza, Detroit, MI 48226, Attention: Treasurer; if to any Lender, at its Domestic Lending Office; and if to the Agent, at its address at

10 South Dearborn Street, Mail Code IL1-0010, Chicago, IL 60603, Attention: April Yebd, (Fax number: 888-292-9533) with a copy to JPMorgan Chase Bank, N.A., 10 South Dearborn Street, 9th Floor, Mail Code IL1-0090, Chicago, IL 60603, Attention: Nancy R. Barwig, (Fax number: 312-732-1762); or, as to the Borrower or the Agent, at such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to the Borrower and the Agent. All such notices and other communications (i) sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received or (ii) sent by telecopier shall be deemed to have been given when sent, provided that if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient. Notwithstanding the foregoing, all such notices and communications to the Agent pursuant to Article II, III or VII shall not be deemed to have been given until received by the Agent. Delivery by telecopier of an executed counterpart of any amendment or waiver of any provision of this Agreement or the Notes or of any Exhibit hereto to be executed and delivered hereunder shall be effective as delivery of a manually executed counterpart thereof.

(b) (i) Except as otherwise provided in Section 5.01(h), the Borrower shall provide to the Agent all information, documents and other materials that it is obligated to furnish to the Agent pursuant to this Agreement and the other Loan Documents, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to a Notice of Borrowing or other request for a new, or a conversion of an existing, Borrowing or other extension of credit (including any election of an interest rate or Interest Period relating thereto), (ii) relates to the payment of any principal or other amount due hereunder prior to the scheduled date therefor, (iii) provides notice of any Default or Event of Default hereunder or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any Borrowing or other extension of credit hereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium in a format acceptable to the Agent to such electronic mail address as the Agent shall identify to the Borrower. In addition, the Borrower shall continue to provide the Communications to the Agent in the manner specified in this Agreement but only to the extent requested by the Agent. The Borrower further agrees that the Agent may make the Communications available to the Lenders by posting the Communications on Intralinks, or a substantially similar electronic transmission system mutually agreeable to the Agent and the Borrower (the “Platform”). Nothing in this Section 8.02(b) shall prejudice the right of the Agent or any Lender to give any notice or other communication pursuant hereto or to any other Loan Document in any other manner specified herein or therein.

(ii) The Agent agrees that the receipt of the Communications by the Agent at its e-mail address set forth in clause (i) above shall constitute effective delivery of the Communications to the Agent for purposes of each Loan Document. The Borrower agrees that e-mail notice to it (at the address provided pursuant to the next sentence and deemed delivered as provided in subclause (iii) below) specifying that Communications have been posted to the Platform shall constitute effective delivery of such Communications to it for purposes of the Loan Documents. The Borrower agrees (A) to notify the Agent in writing (including by electronic communication) from time to time to ensure that the Agent has on record an effective

e-mail address for the Borrower to which the foregoing notices may be sent by electronic transmission and (B) that the foregoing notices may be sent to such e-mail address. Each Lender agrees that e-mail notice to it (at the address provided pursuant to the next sentence and deemed delivered as provided in subclause (iii) below) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees (A) to notify the Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and (B) that the foregoing notice may be sent to such e-mail address.

(iii) Each party hereto agrees that any electronic communication referred to in this clause (b) shall be deemed delivered upon the posting of a record of such Communication as “sent” in the e-mail system of the sending party or, in the case of any such Communication to the Agent or any Lender, upon the posting of a record of such Communication as “received” in the e-mail system of the Agent such Lender; provided, however, that if such Communication is received by the Agent or such Lender after the normal business hours of the Agent or such Lender, such Communication shall be deemed delivered at the opening of business on the next Business Day for the Agent or such Lender; provided, further, that in the event that the Agent’s or such Lender’s e-mail system shall be unavailable for receipt of any Communication, Borrower may deliver such Communication to the Agent or such Lender in a manner mutually agreeable to the Agent or such Lender, as applicable, and the Borrower.

(iv) The parties hereto acknowledge and agree that the distribution of the Communications and other material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution. EACH OF THE PARTIES HERETO ACKNOWLEDGES AND AGREES AS FOLLOWS: (A) THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”; (B) THE AGENT PARTIES DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS; (C) NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM; AND (D) IN NO EVENT SHALL THE AGENT OR ANY OF ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS OR REPRESENTATIVES (COLLECTIVELY, THE “AGENT PARTIES”) HAVE ANY LIABILITY TO THE BORROWER, ANY LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING, WITHOUT LIMITATION, DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE BORROWER’S OR THE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY AGENT PARTY IS FOUND IN A FINAL NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH AGENT PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

(v) This clause (b) shall terminate on the date that neither JPMCB nor any of its Affiliates is the Agent under this Agreement.

SECTION 8.03. No Waiver; Remedies. No failure on the part of any Lender or the Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 8.04. Costs and Expenses; Damage Waiver. (a) The Borrower agrees to pay on demand, upon presentation of a statement of account and absent manifest error, all reasonable costs and reasonable expenses of the Agent in connection with the preparation, execution, delivery, administration, modification and amendment of the Loan Document and the other documents to be delivered hereunder and thereunder, including, without limitation, (A) all due diligence, syndication (including printing, distribution and bank meetings), transportation, computer, duplication, appraisal, consultant, and audit expenses and (B) the reasonable fees and reasonable expenses of counsel for the Agent with respect thereto and with respect to advising the Agent as to its rights and responsibilities under the Loan Documents. The Borrower further agrees to pay on demand all reasonable costs and reasonable expenses of the Agent and the Lenders, if any (including, without limitation, reasonable internal and external counsel fees and expenses, provided such fees and expenses are not duplicative), in connection with the “workout”, restructuring or enforcement (whether through negotiations, legal proceedings or otherwise) of the Loan Documents and the other documents to be delivered hereunder, including, without limitation, reasonable fees and expenses of counsel for the Agent and each Lender in connection with the enforcement of rights under this Section 8.04(a).

(b) The Borrower agrees to indemnify, to the extent legally permissible, and hold harmless the Agent and each Lender and each of their Affiliates and their officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of, or in connection with the preparation for a defense of, any investigation, litigation or proceeding arising out of, related to or in connection with (i) the Loan Documents, any of the transactions contemplated herein or therein or the actual or proposed use of the proceeds of the Revolving Credit Advances or (ii) the actual or alleged presence of Hazardous Materials on any property of the Borrower or any of its Subsidiaries or any Environmental Action relating in any way to the Borrower or any of its Subsidiaries, in each case whether or not such investigation, litigation or proceeding is brought by the Borrower, its directors, shareholders or creditors or an Indemnified Party or any other Person or any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct; provided that upon receipt of notice of any such matter by a representative of the Agent or any Lender, as applicable, having primary responsibility for the relationship between the Borrower and the Agent or such Lender, as applicable, the Agent or such Lender, as applicable, shall promptly notify the Borrower to the extent permitted by applicable law. The Borrower shall have no liability for any settlement effected without its prior written consent, which consent shall not be unreasonably withheld or delayed. The Borrower also agrees not to assert any claim against the Agent, any Lender, any of their Affiliates, or any of their respective directors, officers, employees, attorneys and agents, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Loan Documents, any of the transactions contemplated herein or therein or the actual or proposed use of the proceeds of the Revolving Credit Advances.

(c) If any payment or reallocation of principal of, or Conversion of, any Eurodollar Rate Advance is made by the Borrower to or for the account of a Lender other than on the last day of the Interest Period for such Revolving Credit Advance, as a result of a payment or Conversion pursuant to Section 2.07(d) or (e), 2.09 or 2.11(a), acceleration of the maturity of the Revolving Credit Advances pursuant to Section 6.01, or for any other reason, the Borrower shall, upon demand by such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that it may reasonably incur as a result of such payment or Conversion, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Revolving Credit Advance.

(d) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in Sections 2.10, 2.13 and 8.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the Notes.

(e) To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnified Party (i) for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the internet), or (ii) on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, any of the transactions contemplated in any Loan Document, or any Revolving Credit Advance or the use of the proceeds thereof.

(f) To the extent permitted by applicable law, none of the Agent or the Lenders shall assert, and each of the Agent and the Lenders hereby waives, any claim against the Borrower on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, any of the transactions contemplated in any Loan Document, or any Revolving Credit Advance or the use of the proceeds thereof; provided that, nothing contained in this paragraph shall limit the Borrower’s reimbursement and indemnity obligations set forth in this Section 8.04. For the avoidance of doubt, all payments to which the Agent and the Lenders are expressly entitled under this Agreement, including without limitation amounts due under Sections 2.10, 2.11 and 2.13, if demanded in accordance with the terms of this Agreement, shall be deemed direct and not consequential damages.

SECTION 8.05. Right of Set-off. Upon (i) the occurrence and during the continuance of any Event of Default and (ii) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Agent to declare the Revolving Credit Advances due and payable pursuant to the provisions of Section 6.01, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under the Loan Documents and any Note held by such Lender, whether or not such Lender shall have made any demand under this Agreement or such Note and although such obligations may be unmatured. Each Lender agrees promptly to notify the Agent and the Borrower after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender and its Affiliates under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Lender and its Affiliates may have.

SECTION 8.06. Binding Effect. This Agreement shall become effective (other than Section 2.01, which shall only become effective upon satisfaction of the conditions precedent set forth in Section 3.01) when it shall have been executed by the Borrower and the Agent and when the Agent shall have been notified by each Initial Lender that such Initial Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, the Agent and each Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders to any Person.

SECTION 8.07. Assignments, Designations and Participations. (a) Each Lender may (i) with the prior consent of the Agent (which consent shall not be unreasonably withheld, and which consent shall not be required in the event of an assignment or grant pursuant to Sections 8.07(g) or (h) or an assignment to any other Lender, an Affiliate of a Lender, or an Approved Fund) and (ii) for so long as no Default has occurred and is continuing, with the consent of the Borrower (which consent shall not be unreasonably withheld and provided, in any event, that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to Agent within ten (10) days after having received notice thereof, and which consent shall not be required in the event of an assignment or grant pursuant to Sections 8.07(g) or (h) or an assignment to any other Lender, an Affiliate of a Lender, or an Approved Fund), assign to one or more Persons all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Revolving Credit Advances owed to it and any Note or Notes held by it); provided, however, that (A) each such assignment shall be of a constant, and not a varying, percentage of all rights and obligations under this Agreement, (B) except in the case of an assignment to a Person that, immediately prior to such assignment, was a Lender or an assignment of all of a Lender’s rights and obligations under this Agreement, the amount of the Commitment of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Assumption with respect to such assignment) shall in no event be less than $10,000,000 or an integral multiple of $1,000,000 in excess thereof, (C) each such assignment shall be to an Eligible Assignee, and (D) the parties to each such assignment shall execute and deliver to the Agent, for its acceptance and recording in the Register, an Assignment and Assumption, together with any Note subject to such assignment and a processing and recordation fee of $3,500, which fee may be waived by the Agent in its sole discretion if such assignment is to an Affiliate of the assigning Lender. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Assumption, (1) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Assumption, have the rights and obligations of a Lender hereunder and (2) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Assumption, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

(b) By executing and delivering an Assignment and Assumption, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Assumption, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, this Agreement or any other instrument or document furnished pursuant hereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Assumption; (iv) such assignee will, independently and without reliance upon the Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement as are delegated to the Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender.

(c) Upon its receipt of an Assignment and Assumption executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, together with any Note or Notes subject to such assignment, the Agent shall, if such Assignment and Assumption has been completed and is in substantially the form of Exhibit C hereto, (i) accept such Assignment and Assumption, (ii) record the information contained therein in the Register and

(iii) give prompt notice thereof to the Borrower. Within five Business Days after the Borrower’s receipt of such notice, if requested by the applicable Lender, the Borrower, at its own expense, shall execute and deliver to the Agent in exchange for the surrendered Note a new Note to the order of such Eligible Assignee in an amount equal to the Commitment assumed by it pursuant to such Assignment and Assumption and, if the assigning Lender has retained a Commitment hereunder, if requested by such assigning Lender, a new Note to the order of the assigning Lender in an amount equal to the Commitment retained by it hereunder. Such new Note or Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note or Notes, shall be dated the effective date of such Assignment and Assumption and shall otherwise be in substantially the form of Exhibit A hereto.

(d) The Agent shall maintain at its address referred to in Section 8.02 a copy of each Assignment and Assumption delivered to and accepted by it and a register for the recordation of the names and addresses and Commitment of, and principal amount of Revolving Credit Advances owing to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(e) Each Lender may sell participations to one or more banks or other entities (other than the Borrower or any of its Affiliates) in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Revolving Credit Advances owing to it and any Note or Notes held by it); provided, however, that (i) such Lender’s obligations under this Agreement (including, without limitation, its Commitment to the Borrower hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the owner of such Revolving Credit Advances for all purposes of this Agreement, (iv) the Borrower, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (v) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of this Agreement or any Note, or any consent to any departure by the Borrower therefrom, except to the extent that such amendment, waiver or consent would (A) reduce the principal of, or interest on, the Revolving Credit Advances or any fees or other amounts payable hereunder, or (B) increase the Commitments, in each case to the extent subject to such participation, or postpone any date fixed for any payment of principal of, or interest on, the Revolving Credit Advances or any fees or other amounts payable hereunder, in each case to the extent subject to such participation. Each participant shall be entitled to the benefits and subject to the exclusions, in each case, as if it were a Lender, of Sections 2.10, 2.11(a) and 2.13 to the same extent as if it were a Lender and had acquired its interest under this Agreement by an assignment made pursuant to this Section 8.07, provided, however, that (i) such participant complies with the requirements of Section 2.13(e) and (ii) in no event shall the Borrower be obligated to make any payment with respect to such Sections that is greater than the amount that the Borrower would have otherwise made had no participations been sold under this Section 8.07(e) (it being understood that the documentation required under Section 2.13(e) shall be delivered to the participating Lender). Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any participant or any information relating to a participant’s interest in the obligations under this Agreement) except to the extent that such disclosure is necessary to establish that such interest is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(f) Any Lender may, in connection with any assignment, designation or participation or proposed assignment, designation or participation pursuant to this Section 8.07, disclose to the assignee, designee or participant or proposed assignee, designee or participant, any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided that, prior to any such disclosure, the assignee, designee or participant or proposed assignee, designee or participant shall agree to preserve the confidentiality of any Confidential Information relating to the Borrower received by it from such Lender.

(g) Notwithstanding any other provision set forth in this Agreement, any Lender may at any time create a security interest in all or a portion of its rights under this Agreement (including, without limitation, the Revolving Credit Advances owing to it and the Note or Notes held by it) in favor of any Person (other than the Borrower or an Affiliate of the Borrower), including, without limitation, any Federal Reserve Bank or any other central bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System, provided that no such security interest shall release such Lender from its obligations hereunder or substitute any such other Person for such Lender as a party hereto.

(h) Notwithstanding anything to the contrary contained herein, any Lender (a “Designating Lender”) may grant to one or more special purpose funding vehicles (each an “SPV”), identified as such in writing from time to time by the Designating Lender to the Agent and the Borrower, the option to provide to the Borrower all or any part of any Revolving Credit Advance that such Designating Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPV to make any Revolving Credit Advance, (ii) if an SPV elects not to exercise such option or otherwise fails to provide all or any part of such Revolving Credit Advance, the Designating Lender shall be obligated to make such Revolving Credit Advance pursuant to the terms hereof, (iii) the Designating Lender shall remain liable for any indemnity or other payment obligation with respect to its Commitment hereunder and (iv) no SPV or Designating Lender shall be entitled to receive any greater amount under this Agreement than the Designating Lender would have been entitled to receive had the Designating Lender not otherwise granted such SPV the option to provide any Revolving Credit Advance to the Borrower. The making of a Revolving Credit Advance by an SPV hereunder shall utilize the Commitment of the Designating Lender to the same extent, and as if, such Revolving Credit Advance were made by such Designating Lender.

(i) Each party hereto hereby acknowledges and agrees that no SPV shall have the rights of a Lender hereunder, such rights being retained by the applicable Designating Lender. Accordingly, and without limiting the foregoing, each party hereby further acknowledges and agrees that no SPV shall have any voting rights hereunder and that the voting rights attributable to any Revolving Credit Advance made by an SPV shall be exercised only by the relevant Designating Lender and that each Designating Lender shall serve as the administrative agent and attorney-in-fact for its SPV and shall on behalf of its SPV receive any and all payments made for the benefit of such SPV and take all actions hereunder to the extent, if any, such SPV shall have any rights hereunder. No additional Note shall be required to evidence the Revolving Credit Advances or portion thereof made by an SPV; and the related Designating Lender shall be deemed to hold its Note or Notes, if any, as administrative agent for such SPV to the extent of the Revolving Credit Advances or portion thereof funded by such SPV. In addition, any payments for the account of any SPV shall be paid to its Designating Lender as administrative agent for such SPV.

(j) Each party hereto hereby agrees that no SPV shall be liable for any indemnity or payment under this Agreement for which a Lender would otherwise be liable so long as, and to the extent that, the related Designating Lender provides such indemnity or makes such payment; provided, with respect to such agreement by the Borrower that the related Designating Lender shall not be in breach of its obligation to make Revolving Credit Advances to the Borrower hereunder. In furtherance of the foregoing, each party hereto hereby agrees (which agreements shall survive the termination of this Agreement) that prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPV, it will not institute against, or join any other person in instituting against, such SPV any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof; provided, with respect to such agreement by the Borrower that the related Designating Lender shall not be in breach of its obligation to make Revolving Credit Advances to the Borrower hereunder. Notwithstanding the foregoing, the Designating Lender unconditionally agrees to indemnify the Borrower, the Agent and each Lender against all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be incurred by or asserted against the Borrower, the Agent or such Lender, as the case may be, in any way relating to or arising as a consequence of any such forbearance or delay in the initiation of any such proceeding against its SPV.

(k) In addition, notwithstanding anything to the contrary contained in subsection 8.07(h), (i), (j) or (k) or otherwise in this Agreement, any SPV may (i) at any time and without paying any processing fee therefor, assign or participate all or a portion of its interest in any Revolving Credit Advances to the Designating Lender or to any financial institutions providing liquidity and/or credit support to or for the account of such SPV to support the funding or maintenance of Revolving Credit Advances and (ii) disclose on a confidential basis any non-public information relating to its Revolving Credit Advances to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancements to such SPV. Subsection 8.07(h), (i), (j) or (k) may not be amended without the written consent of any Designating Lender affected thereby.

SECTION 8.08. Confidentiality. Neither the Agent nor any Lender shall disclose any Confidential Information to any other Person without the consent of the Borrower, other than (a) to the Agent’s or such Lender’s Affiliates and their officers, directors, employees, agents and advisors and, as contemplated by Section 8.07(f), to actual or prospective assignees and participants, and then only on a confidential basis, (b) as required by any law, rule or regulation or judicial process, (c) to any rating agency when required by it, provided that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Confidential Information relating to the Borrower received by it from the Agent or such Lender, (d) as requested or required by any state, federal or foreign authority or examiner regulating banks, other financial institutions or banking, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) on a confidential basis to any Lender’s direct or indirect contractual counterparties in swap agreements or to legal counsel, accountants and other professional advisors to such counterparties, and (g) subject to an agreement containing provisions substantially the same as those of this Section, (x) to any credit or financial insurance provider in connection with the Borrower’s obligations hereunder, and (y) to any Person that requires such Confidential Information in connection with obtaining CUSIP-based identifiers.

SECTION 8.09. Governing Law. This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 8.10. Execution in Counterparts; Integration. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement. This Agreement and any separate letter agreement with respect to fees payable to the Agent or confidential information (the latter of which shall apply solely to information provided prior to the date hereof) constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.

SECTION 8.11. Jurisdiction, Etc. (a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in the Borough of Manhattan in the county of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the Notes, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or the Notes in the courts of any jurisdiction.

(b) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the Notes in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

SECTION 8.12. Waiver of Jury Trial. Each of the Borrower, the Agent and the Lenders hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the Notes or the actions of the Agent or any Lender in the negotiation, administration, performance or enforcement thereof.

SECTION 8.13. USA Patriot Act Notification. The following notification is provided to the Borrower pursuant to Section 326 of the PATRIOT Act:

IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT. To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person or entity that opens an account, including any deposit account, treasury management account, loan, other extension of credit, or other financial services product. What this means for the Borrower: When the Borrower opens an account, the Agent and the Lenders will ask for the Borrower’s name, tax identification number, business address, and other information that will allow the Agent and the Lenders to identify the Borrower. The Agent and the Lenders may also ask to see the Borrower’s legal organizational documents or other identifying documents.

SECTION 8.14. Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

SECTION 8.15. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document or any syndication of the credit facility provided hereunder), the Borrower acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by the Agents and the Arrangers are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Agents and the Arrangers, and each of their respective Affiliates, on the other hand, (B) it has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) it is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Agents, the Arrangers and the Borrower has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for any other party hereto, any Affiliates of any other party hereto, or any other Person and (B) none of the Agents, the Arrangers or the Borrower has any obligation to each other or to their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Agents, the Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and none of the Agents or the Arrangers has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, the Agents, the Arrangers and the Borrower hereby waive and release any claims that they may have against each other with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby. Each of the Agent and the Lenders acknowledges and agrees that it has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate.

Remainder of Page Intentionally Blank

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

DTE GAS COMPANY

By
Name:
Title:

Borrower’s FEIN: 38-0478040

Signature Page to

DTE Gas Company

Second Amended and Restated Five-Year Credit Agreement

Lenders

JPMORGAN CHASE BANK, N.A., as Agent and as a Lender

By:
Name:
Title:

BARCLAYS BANK PLC, as a Lender

By:
Name:
Title:

CITIBANK, N.A., as a Lender

By:
Name:
Title:

BANK OF AMERICA, N.A., as a Lender

By:
Name:
Title:

Signature Page to

DTE Gas Company

Second Amended and Restated Five-Year Credit Agreement

THE BANK OF NOVA SCOTIA, as a Lender

By:
Name:
Title:

Signature Page to

DTE Gas Company

Second Amended and Restated Five-Year Credit Agreement

[OTHER LENDERS], as a Lender

By:
Name:
Title:

Signature Page to

DTE Gas Company

Second Amended and Restated Five-Year Credit Agreement

Each of the undersigned Departing Lenders hereby acknowledges and agrees that, from and after the Effective Date, it is no longer a party to the Existing Credit Agreement and will not be a party to this Agreement

DEPARTING LENDER, as a Departing Lender

By:
Name:
Title:

Signature Page to

DTE Gas Company

Second Amended and Restated Five-Year Credit Agreement

SCHEDULE I

DTE GAS COMPANY

APPLICABLE LENDING OFFICES

Name of Initial Lender	Domestic Lending Office	Eurodollar Lending Office	Commitment
JPMorgan Chase Bank, N.A.	JPMorgan Chase Bank, N.A. 10 South Dearborn Street Mail Code IL1-0010 Chicago, IL 60603 Attention: April Yebd Telephone: (312) 732-2628 Facsimile: (888) 292-9533	Same as Domestic Lending Office	$26,000,000.00
Barclays Bank PLC	745 Seventh Avenue New York, NY 10019 Attention: Alicia Borys Telephone: (212) 320-6136 Facsimile: (917) 522-0569	Same as Domestic Lending Office	$26,000,000.00
Citibank, N.A.	1615 Brett Road OPS 3 New Castle, DE 19720 Attention: Thomas Schmitt Telephone: (302) 894-6088 Facsimile: (212) 994-0961	Same as Domestic Lending Office	$26,000,000.00
Bank of America, N.A.	Bank of America, N.A. 100 North Tryon Street NC1-007-17-18 Charlotte, NC 28255 Attention: Patrick Martin Telephone: (980) 388-6894 Facsimile: (415) 503-5058	Same as Domestic Lending Office	$22,000,000.00
The Bank of Nova Scotia	40 King Street West, 55th floor Toronto, ON M5H 1H1 Attention: Stephen Ort Telephone: (416) 350-5746 Facsimile: (416) 350-1161	Same as Domestic Lending Office	$22,000,000.00
The Royal Bank of Scotland plc	600 Washington Boulevard Stamford, CT 06901 Attention: Tyler McCarthy Telephone: (203) 897-1341	Same as Domestic Lending Office	$22,000,000.00
BNP Paribas	787 Seventh Avenue New York, NY 10019 Attention: Project Finance & Utilities Telephone: (212) 841-2000 Facsimile: (212) 841-2146	Same as Domestic Lending Office	$16,333,333.34
The Bank of New York Mellon	BNY Mellon Center, Rm 3600 500 Grant Street Pittsburgh, PA 15258-0001 Attention: Hussam S. Alsahlani Telephone: (412) 234-5624 Telecopier: (412) 236-6112	Same as Domestic Lending Office	$16,333,333.34

Name of Initial Lender	Domestic Lending Office	Eurodollar Lending Office	Commitment
Deutsche Bank AG New York Branch	700 Louisiana St, Suite 1500 Houston Texas, 77002 Attention: Shaheed Momin Telephone: (832) 239-4632 Telecopier: (832) 239-4693	Same as Domestic Lending Office	$16,333,333.34
KeyBank National Association	127 Public Square Cleveland, OH 44114 Attention: Sherrie Manson Telephone: (216) 689-3443 Facsimile: (216) 689-4981	Same as Domestic Lending Office	$16,333,333.33
UBS Loan Finance LLC	677 Washington Boulevard Stamford, CT 06901 Attention: Tina Trinkle Telephone: (203) 719-6146 Facsimile: (203) 719-3888	Same as Domestic Lending Office	$16,333,333.33
Union Bank, N.A.	Energy Capital Services 445 South Figuroa St., 15th Floor Los Angeles, CA 90071 Attention: Jesus Serrano Telephone: (213) 236-4194 Facsimile: (213) 236-4096	Same as Domestic Lending Office	$16,333,333.33
Comerica Bank	3551 Hamlin Rd Auburn Hills, MI 48326 Attention: Kimberly Kersten Telephone: (248) 371-6407 Facsimile: (248) 371-6704	Same as Domestic Lending Office	$7,000,000.00
Fifth Third Bank	710 Seminole Road MD R17061 Norton Shores, MI 49441 Attention: Randy Wolffis Telephone: (231) 733-5006 Fascimile: (231) 739-7430	Same as Domestic Lending Office	$11,666,666.66
Wells Fargo Bank, N.A.	90 S. 7th Street MAC N9305-077 Minneapolis, MN 55402 Attention: Scott Bjelde Telephone: (612) 667-6126 Facsimile: (612) 316-0506	Same as Domestic Lending Office	$11,666,666.66
The Huntington National Bank	41 South High Street (HC0735) Columbus, OH 43215 Attention: Jessica Burnett Telephone: (614) 480-3477 Telecopier: (877) 274-8593	Same as Domestic Lending Office	$6,666,666.67
U.S. Bank National Association	800 Nicollet Mall Minneapolis, MN 55402 461 Fifth Avenue New York, NY 10017 Attention: Michael Sagges Telephone: (917) 256-2822 Facsimile: (646) 935-4552	Same as Domestic Lending Office	$7,000,000.00

Name of Initial Lender	Domestic Lending Office	Eurodollar Lending Office	Commitment
The Northern Trust Company	50 South LaSalle Street Chicago, IL 60603 Attention: Philip McCaulay Telephone: (312) 557-2816 Facsimile: (312) 557-1425	Same as Domestic Lending Office	$7,000,000.00
SunTrust Bank	3333 Peachtree Rd. NE, 8th Floor Atlanta, GA 30326 Attention: Chris Griffith Telephone: (404) 439-7360 Facsimile: (404) 439-7470	Same as Domestic Lending Office	$7,000,000.00

TOTAL			$300,000,000.00

PRICING SCHEDULE

	LEVEL I STATUS	LEVEL II STATUS	LEVEL III STATUS	LEVEL IV STATUS	LEVEL V STATUS	LEVEL VI STATUS	LEVEL VII STATUS
Applicable Percentage	0.08%	0.10%	0.125%	0.175%	0.225%	0.275%	0.375%

Applicable Margin (Eurodollar Rate)	0.795%	0.90%	1.00%	1.075%	1.275%	1.475%	1.625%

Applicable Margin (Base Rate)	0.000%	0.000%	0.000%	0.075%	0.275%	0.475%	0.625%

For the purposes of this Schedule, the following terms have the following meanings, subject to the final paragraph of this Schedule:

“Level I Status” exists at any date if, on such date, the Borrower’s Moody’s Rating, is A1 or better or the Borrower’s S&P Rating is A+ or better.

“Level II Status” exists at any date if, on such date, (i) the Borrower has not qualified for Level I Status and (ii) the Borrower’s Moody’s Rating is A2 or better or the Borrower’s S&P Rating is A or better.

“Level III Status” exists at any date if, on such date, (i) the Borrower has not qualified for Level I Status or Level II Status and (ii) the Borrower’s Moody’s Rating is A3 or better or the Borrower’s S&P Rating is A- or better.

“Level IV Status” exists at any date if, on such date, (i) the Borrower has not qualified for Level I Status, Level II Status or Level III Status and (ii) the Borrower’s Moody’s Rating is Baa1 or better or the Borrower’s S&P Rating is BBB+ or better.

“Level V Status” exists at any date if on such date, (i) the Borrower has not qualified for Level I Status, Level II Status, Level III Status or Level IV Status and (ii) the Borrower’s Moody’s Rating is Baa2 or better or the Borrower’s S&P Rating is BBB or better.

“Level VI Status” exists at any date if on such date, (i) the Borrower has not qualified for Level I Status, Level II Status, Level III Status, Level IV Status or Level V Status and (ii) the Borrower’s Moody’s Rating is Baa3 or better or the Borrower’s S&P Rating is BBB- or better.

“Level VII Status” exists at any date if, on such date, the Borrower has not qualified for Level I Status, Level II Status, Level III Status, Level IV Status, Level V Status or Level VI Status.

“Moody’s Rating” means, at any time, (i) the rating issued by Moody’s and then in effect with respect to the Borrower’s senior unsecured long-term debt securities without third-party credit enhancement, or (ii) if no rating has been issued by Moody’s and then in effect with respect to the Borrower’s senior unsecured long-term debt securities without third-party credit enhancement, the rating that is one level below the rating issued by Moody’s and then in effect with respect to the Borrower’s senior secured long-term debt securities without third-party credit enhancement.

“S&P Rating” means, at any time, (i) the rating issued by S&P and then in effect with respect to the Borrower’s senior unsecured long-term debt securities without third-party credit enhancement, or (ii) if no rating has been issued by S&P and then in effect with respect to the Borrower’s senior unsecured long-term debt securities without third-party credit enhancement, the rating that is one level below the rating issued by S&P and then in effect with respect to the Borrower’s senior secured long-term debt securities without third-party credit enhancement.

“Status” means Level I Status, Level II Status, Level III Status, Level IV Status, Level V Status, Level VI Status or Level VII Status.

The Applicable Margin and Applicable Percentage shall be determined in accordance with the foregoing table based on the Borrower’s Status as determined from its then-current Moody’s and S&P Ratings. The credit rating in effect on any date for the purposes of this Schedule is that in effect at the close of business on such date. If at any time the Borrower does not have both a Moody’s Rating and an S&P Rating, Level VII Status shall exist; provided, however, that if the credit rating system of Moody’s or S&P shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, the Borrower and the Lenders shall negotiate in good faith to amend this Schedule to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the applicable Status for the Borrower shall be the Borrower’s Status most recently in effect prior to such change or cessation.

Except as specifically provided above in this Schedule, in the event that a split occurs between the two ratings, the pricing shall be based upon (x) the higher of the two ratings then applicable if all such ratings shall be in Level I Status, Level II Status, Level III Status, Level IV Status, Level V Status or Level VI Status and (y) the lower of the two ratings if any of such ratings shall be in Level VII Status. However, if (x) the split is greater than one level and the lowest rating shall be in Level III Status, Level IV Status, Level V Status or Level VI Status, then the pricing shall be based upon the rating one level above the lower of the two ratings and (y) the split is greater than one level and the lowest rating shall be in Level VII Status, then pricing shall be based upon Level VII Status.

EXHIBIT A - FORM OF NOTE

U.S.$	Dated: , 20

FOR VALUE RECEIVED, the undersigned, DTE GAS COMPANY, a Michigan corporation (the “Borrower”), HEREBY PROMISES TO PAY to the order of                 (the “Lender”) for the account of its Applicable Lending Office on the Termination Date (each as defined in the Credit Agreement referred to below), the principal sum of U.S.$[amount of the Lender’s Commitment in figures] or, if less, the aggregate principal amount of the Revolving Credit Advances made by the Lender to the Borrower pursuant to the Second Amended and Restated Five-Year Credit Agreement dated as of April 5, 2013 (as amended or modified from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined) among the Borrower, the Lender and certain other lenders parties thereto, and JPMorgan Chase Bank, N.A., as Agent for the Lender and such other lenders outstanding on the Termination Date.

The Borrower promises to pay interest on the unpaid principal amount of each Revolving Credit Advance from the date of such Revolving Credit Advance until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.

Both principal and interest are payable in lawful money of the United States of America to JPMorgan Chase Bank, N.A., as Agent, at 10 South Dearborn Street, Mail Code IL1-0010, Chicago, IL 60603, ABA/Routing No. 021 000 021, Account Name: Loan Processing DP, Account No.: 900 811 3381 C3115, Attention: April Yebd, in same day funds. Each Revolving Credit Advance owing to the Lender by the Borrower pursuant to the Credit Agreement, and all payments made on account of principal thereof, shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the grid attached hereto which is part of this Promissory Note.

This Promissory Note is one of the Notes referred to in, and is entitled to the benefits of, the Credit Agreement. The Credit Agreement, among other things, (i) provides for the making of Revolving Credit Advances by the Lender to the Borrower from time to time in an aggregate amount not to exceed at any time outstanding the U.S. dollar amount first above mentioned, the indebtedness of the Borrower resulting from each such Revolving Credit Advance being evidenced by this Promissory Note, and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

This Promissory Note shall be governed by, and construed in accordance with, the laws of the State of New York.

DTE GAS COMPANY

By
Title:

ADVANCES AND PAYMENTS OF PRINCIPAL

Date	Amount of Advance	Amount of Principal Paid or Prepaid	Unpaid Principal Balance	Notation Made By

EXHIBIT B - FORM OF NOTICE OF BORROWING

JPMorgan Chase Bank, N.A., as Agent for

the Lenders parties to the Credit Agreement referred to below

10 South Dearborn Street

Chicago, IL 60603

Attention: April Yebd

[Date]

Ladies and Gentlemen:

The undersigned, DTE GAS COMPANY, refers to the Second Amended and Restated Five-Year Credit Agreement dated as of April 5, 2013 (as amended or modified from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among the undersigned, certain Lenders parties thereto and JPMorgan Chase Bank, N.A., as Agent for said Lenders, and hereby gives you notice, irrevocably, pursuant to Section 2.02 of the Credit Agreement that the undersigned hereby requests a Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such Borrowing (the “Proposed Borrowing”) as required by Section 2.02(a) of the Credit Agreement:

(i) The Business Day of the Proposed Borrowing is                  ,         .

(ii) The Type of Advances comprising the Proposed Borrowing is [Base Rate Advances] [Eurodollar Rate Advances].

(iii) The aggregate amount of the Proposed Borrowing is $        .

[(iv) The initial Interest Period for each Eurodollar Rate Advance made as part of the Proposed Borrowing is     month[s].]

(v) [Wire transfer instructions].

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing:

(i) the representations and warranties contained in Section 4.01 of the Credit Agreement are correct, before and after giving effect to the Proposed Borrowing and to the application of the proceeds therefrom, as though made on and as of such date; provided, that, the foregoing certification shall not apply to the representations and warranties set forth in (x) the last sentence of Section 4.01(e) of the Credit Agreement, and (y) Section 4.01(f) of the Credit Agreement;

(ii) after giving effect to the application of the proceeds of all Borrowings on such date (together with any other resources of the Borrower applied together therewith), no event has occurred and is continuing, or would result from such Proposed Borrowing or from the application of the proceeds therefrom, that constitutes a Default; and

(iii) the Borrower has not received notice from the Agent on or prior to the date of such Proposed Borrowing that a mandatory prepayment is required under Section 2.09(b) of the Credit Agreement (other than any such notice that has been withdrawn in writing by the Agent).

Very truly yours,

DTE GAS COMPANY

By
Title:	[Financial Officer]

EXHIBIT C - FORM OF

ASSIGNMENT AND ASSUMPTION

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any guarantees included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[and is an Affiliate/Approved Fund of [identify Lender]1]

3.	Borrower(s):	DTE Gas Company

4.	Administrative Agent:	JPMorgan Chase Bank, N.A., as the administrative agent under the Credit Agreement

[1]	Select as applicable.

5.	Credit Agreement:	The Second Amended and Restated Five-Year Credit Agreement dated as of April 5, 2013, among DTE Gas Company, the Lenders parties thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and the other agents parties thereto

6.	Assigned Interest:

Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/ Loans Assigned	Percentage Assigned of Commitment/Loans[2]
$	$		%
$	$		%
$	$		%

Effective Date:                  , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Title:

[Consented to and][3] Accepted:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Title:

[2]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[3]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

[Consented to:][4]

DTE GAS COMPANY

By:
Title:

[4]	To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

ANNEX I

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, and (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This

Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT D - FORM OF CERTIFICATE BY BORROWER

DTE ENERGY COMPANY

DTE ELECTRIC COMPANY

DTE GAS COMPANY

OFFICER’S CERTIFICATE

I, David R. Murphy, Assistant Treasurer of DTE ENERGY COMPANY (“DTE Energy”), DTE ELECTRIC COMPANY (f/k/a The Detroit Edison Company) (“DTE Electric”) and DTE GAS COMPANY (f/k/a Michigan Consolidated Gas Company) (“DTE Gas”), each a Michigan corporation (each a “Borrower” and collectively the “Borrowers”), DO HEREBY CERTIFY, pursuant to Section 3.01 of each of (i) the Second Amended and Restated Five-Year Credit Agreement (the “DTE Energy Credit Agreement”), dated as of April 5, 2013, among DTE Energy, the financial institutions from time to time parties thereto as “Lenders” and Citibank, N.A. (“Citibank”), as agent for said Lenders, (ii) the Second Amended and Restated Five-Year Credit Agreement (the “DTE Electric Credit Agreement”), dated as of April 5, 2013, among DTE Electric, the financial institutions from time to time parties thereto as “Lenders” and Barclays Bank PLC (“Barclays”), as agent for said Lenders, and (iii) the Second Amended and Restated Five-Year Credit Agreement (the “DTE Gas Credit Agreement”, and, together with the DTE Energy Credit Agreement and the DTE Electric Credit Agreement, the “Credit Agreements”), dated as of April 5, 2013, among DTE Gas, the financial institutions from time to time parties thereto as “Lenders” and JPMorgan Chase Bank, N.A. (“JPMCB”), as agent for said Lenders, that the terms defined in the Credit Agreements are used herein as therein defined and, further, that:

1. The Effective Date shall be April 5, 2013.

2. The representations and warranties contained in Section 4.01 of each of the Credit Agreements are true and correct on and as of the date hereof.

3. No event has occurred and is continuing that constitutes a Default.

Dated as of the 5th day of April, 2013.

DTE ENERGY COMPANY
DTE ELECTRIC COMPANY
DTE GAS COMPANY

By
Name:	David R. Murphy
Title:	Assistant Treasurer

EXHIBIT E-1 - FORM OF

OPINION OF COUNSEL TO BORROWER

April 5, 2013

To each of the Lenders party to the

Credit Agreement defined below

DTE Gas Company

Ladies and Gentlemen:

This opinion is furnished to you pursuant to Section 3.01(h)(v) of the Second Amended and Restated Five-Year Credit Agreement (the “Credit Agreement”), dated as of April 5, 2013, among DTE Gas Company (the “Borrower”), the financial institutions from time to time parties thereto as “Lenders” and JPMorgan Chase Bank, N.A. (the “Agent”), as agent for said Lenders. Terms defined in the Credit Agreement are used herein as therein defined.

I am the Associate General Counsel of DTE Energy, and have acted as counsel for the Borrower in connection with the preparation, execution and delivery of the Loan Documents.

In that connection, I, in conjunction with the members of my staff, have examined:

(i) Each Loan Document, executed by each of the parties thereto.

(ii) The other documents furnished by the Borrower pursuant to Article III of the Credit Agreement.

(iii) The Restated Articles of Incorporation of the Borrower and all amendments thereto (the “Charter”).

(iv) The Bylaws of the Borrower and all amendments thereto (the “Bylaws”).

(v) A certificate from the State of Michigan attesting to the continued corporate existence and good standing of the Borrower.

In addition, I have examined the originals or copies certified to my satisfaction, of such other corporate records of the Borrower, certificates of public officials and of officers of the Borrower, and agreements, instruments and other documents, as I have deemed necessary as a basis for the opinions expressed below. As to questions of fact material to such opinions, I have, when relevant facts were not independently established by me, relied upon certificates of public officials. I have assumed the due execution and delivery, pursuant to due authorization, of the Credit Agreement by the Lenders and the Agent.

My opinions expressed below are limited to the law of the State of Michigan and the federal law of the United States.

Based upon the foregoing and upon such investigation as I have deemed necessary, I am of the following opinion:

1. The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan.

2. The execution, delivery and performance by the Borrower of the Loan Documents to which it is party, and the consummation of the transactions contemplated thereby, are within the Borrower’s corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (i) the Charter or the Bylaws, (ii) any law, rule or regulation applicable to the Borrower, or (iii) any contractual restriction binding on or affecting the Borrower.

3. No consent, authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or regulatory body or any other third party is required for the due execution, delivery, recordation, filing or performance by the Borrower of the Loan Documents to which it is a party.

4. The Credit Agreement has been, and each of the Notes when delivered will have been, duly executed and delivered on behalf of the Borrower.

5. Except as may have been disclosed to you in the SEC Reports, to the best of my knowledge (after due inquiry) there are no pending or overtly threatened actions or proceedings affecting the Borrower or any of its Significant Subsidiaries before any court, governmental agency or arbitrator that (i) could be reasonably likely to have a Material Adverse Effect or (ii) purport to affect the legality, validity, or enforceability of any Loan Documents to which the Borrower is a party or the consummation of the transactions contemplated thereby.

6. In a properly presented case, a Michigan court or a federal court sitting in the State of Michigan applying Michigan choice of law rules should give effect to the choice of law provisions of the Loan Documents and should hold that the Loan Documents are to be governed by the laws of the State of New York rather than the laws of the State of Michigan. In rendering the foregoing opinion, I note that by their terms the Loan Documents expressly select New York law as the laws governing their interpretation and that the Loan Documents governed by New York law were delivered by the parties thereto to the Agent in New York. The choice of law provisions of the Loan Documents are not voidable under the laws of the State of Michigan.

7. If, despite the provisions of Section 8.09 of the Credit Agreement, wherein the parties thereto agree that the Loan Documents shall be governed by, and construed in accordance with, the laws of the State of New York, a court of the State of Michigan or a federal court sitting in the State of Michigan were to hold that the Loan Documents are governed by, and to be construed in accordance with the laws of the State of Michigan, the Loan Documents would be, under the laws of the State of Michigan, legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms.

8. Neither the Borrower nor any of its Subsidiaries is an “investment company,” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended;

The opinions set forth above are subject to the following qualifications:

(a) My opinion in paragraph 7 above as to enforceability is subject to the effect of any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or laws affecting creditors’ rights generally.

(b) My opinion in paragraph 7 above as to enforceability is subject to the effect of general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law).

(c) I express no opinion as to participation and the effect of the law of any jurisdiction other than the State of Michigan wherein any Lender may be located or wherein enforcement of the Loan Documents may be sought that limits the rates of interest legally chargeable or collectible.

I am a member of the Bar of the State of Michigan, and do not express any opinion concerning any law other than the law of the State of Michigan and the federal laws of the United States of America.

This opinion letter is rendered to you in connection with the above-described transaction. This opinion letter may not be relied upon by you for any other purpose, or relied upon by any other person or entity without my prior written consent (provided, that this opinion letter may be furnished to and relied upon by a subsequent assignee of, or participant under, the Credit Agreement and a Note, if any, solely for the purpose of such assignment or participation, subject to the assumptions, limitations and qualifications, set forth herein, without any prior written consent). I undertake no duty to inform you or any assignee or participant of events occurring subsequent to the date hereof.

Very truly yours,

EXHIBIT E-2 - FORM OF

OPINION OF HUNTON & WILLIAMS LLP

April 5, 2013

To each of the Lenders party to the

Credit Agreements defined below

DTE Energy Company

DTE Electric Company

DTE Gas Company

Ladies and Gentlemen:

This opinion is delivered to you pursuant to Section 3.01(h)(v) of each of (i) the Second Amended and Restated Five-Year Credit Agreement (the “DTE Energy Credit Agreement”), dated as of April 5, 2013, among DTE Energy Company (“DTE”), the financial institutions from time to time party thereto as “Lenders” and Citibank, N.A., as administrative agent for such Lenders, (ii) the Second Amended and Restated Five-Year Credit Agreement (the “DTE Electric Credit Agreement”), dated as of April 5, 2013, among DTE Electric Company (f/k/a The Detroit Edison Company) (“DTE Electric”), the financial institutions from time to time party thereto as “Lenders” and Barclays Bank PLC, as administrative agent for such Lenders, and (iii) the Second Amended and Restated Five-Year Credit Agreement (the “DTE Gas Credit Agreement” and, together with the DTE Energy Credit Agreement and the DTE Electric Credit Agreement, the “Credit Agreements”), dated as of April 5, 2013, among DTE Gas Company (f/k/a Michigan Consolidated Gas Company) (“DTE Gas” and, together with DTE and DTE Electric, the “Borrowers”), the financial institutions from time to time party thereto as “Lenders” and JPMorgan Chase Bank, N.A., as administrative agent for such Lenders. Terms used herein which are defined in each Credit Agreement shall have the respective meanings set forth in each Credit Agreement, unless otherwise defined herein.

We have acted as special counsel to the Borrowers in connection with the preparation of the Credit Agreements.

In connection with this opinion we have examined a copy of each Credit Agreement and each Note issued on the date hereof signed by each of the parties thereto. We have also examined the originals, or duplicates or certified or conformed copies, of such records, agreements, instruments and other documents and have made such other investigations as we have deemed relevant and necessary in connection with the opinions expressed herein. As to questions of fact material to this opinion, we have relied upon, without independent investigation, and have assumed the correctness of, the representations of each Borrower set forth in each Credit Agreement and upon certificates of public officials and of officers and representatives of the Borrowers.

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We have assumed without independent investigation that (a) the Loan Documents have been duly authorized, executed and delivered by the parties thereto, (b) the parties to the Loan Documents have been duly incorporated and are validly existing and in good standing under the laws of their jurisdictions of incorporation and have the corporate power and authority to execute, deliver and perform their obligations under the Loan Documents, (c) the execution, delivery and performance of the Loan Documents by each party thereto (i) have been duly authorized by all necessary entity action on its part, (ii) do not contravene its certificate of organization or by-laws or similar governing documents or, except as opined upon in paragraph 2 below, violate, or require any consent not obtained under, any applicable law or regulation or any order, writ, injunction or decree of any court or other governmental authority binding upon any of them and (iii) do not violate, or require any consent not obtained under, any contractual obligation applicable to or binding upon any of them, and (d) each of the Credit Agreements constitutes the valid and legally binding obligation of the applicable Agent and the applicable Lenders party thereto.

Based upon and subject to the foregoing, and subject to the assumptions, qualifications and comments set forth herein, we are of the opinion that:

1. Each of the Credit Agreements is the legal, valid and binding obligation of the Borrower party thereto, enforceable against such Borrower in accordance with its respective terms. Each of the respective Notes issued on the date hereof is the legal, valid and binding obligation of the issuing Borrower, enforceable against such Borrower in accordance with its terms.

2. The execution, delivery and performance by each of the Borrowers of the Credit Agreements and the Notes will not violate any Federal or New York statute or any rule or regulation issued pursuant to any Federal or New York statute, in each case which, in our experience and without independent investigation, is normally applicable to transactions of the type contemplated by the Loan Documents.

Our opinion in paragraph 1 above is subject to (i) the effect of any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or laws affecting creditors’ rights generally, (ii) general equitable principles (regardless of whether enforcement is sought in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.

We express no opinion with respect to: (a) the effect of any provision of the Credit Agreements or the Notes that is intended (i) to establish any standard as the measure of the performance by any party thereto of such party’s obligations of good faith, diligence, fair dealing, reasonableness or care or (ii) to permit modification thereof only by means of an agreement in writing signed by the parties thereto; (b) the effect of any provision of the Credit Agreements or the Notes insofar as it provides that any Person purchasing a participation from a Lender or other Person may exercise set-off or similar rights with respect to such participation or that any Lender or other Person may exercise set-off or similar rights other than in accordance with applicable law; (c) the effect of any provision of the Credit Agreements or the Notes imposing penalties or forfeitures; (d) the effect of any provision of the Credit Agreements or the Notes relating to indemnification or exculpation in connection with violations of any securities laws or relating to indemnification, contribution or exculpation in connection with willful, reckless or criminal acts or gross negligence of the indemnified or exculpated Person or the Person receiving contribution; (e) any provision of the Credit Agreements or the Notes which purports to provide for a waiver by the Borrowers of any immunity, defense or right which may be available to the Borrowers; and (f) any provision of the Credit Agreements or the Notes which purports to establish an evidentiary standard for determinations by any Person.

In connection with the provisions of the Credit Agreements whereby the Borrowers submit to the jurisdiction of the courts of the United States of America located in the State of New York, we note the limitations of 28 U.S.C. §§ 1331 and 1332 on subject matter jurisdiction of the Federal courts. In connection with the provisions of the Credit Agreements that relate to forum selection (including, without limitation, any waiver of any objection to venue or any objection that a court is an inconvenient forum), we note that under NYCPLR § 510, a New York State court may have discretion to transfer the place of trial, and under 28 U.S.C. §1404(a), a United States District Court has discretion to transfer an action from one Federal court to another.

To the extent that any opinion contained herein relates to the enforceability of the choice of New York law provisions of the Credit Agreements and the Notes, we have, in rendering such opinion, relied solely upon New York General Obligations Law Section 5-1401 and have assumed that the Credit Agreements and the Notes are not entered into with a view to violate the laws of the jurisdiction in which the contract is to be performed. Further, such opinion is subject to the qualification that such enforceability may be limited by important public policies of a more-interested jurisdiction. We express no opinion regarding whether a court other than a court of or in the State of New York would give effect to a choice of New York law.

This opinion is being delivered and should be understood with reference to customary practice. See “Statement on the Role of Customary Practice in the Preparation and Understanding of Third-Party Legal Opinions,” 63 BUS. LAW. 1277 (2008).

We are members of the Bar of the State of New York, and we do not express any opinion concerning any law other than Federal law and the law of the State of New York.

This opinion letter is rendered to you in connection with the above-described transactions. This opinion letter may not be relied upon by you for any other purpose, or relied upon by any other person or entity without our prior written consent; provided, that this opinion letter may be furnished to and relied upon by a subsequent assignee of, or participant under, the Credit Agreements or the Notes solely for the purpose of such assignment or participation, subject to the assumptions, limitations and qualifications set forth herein without our prior written consent, on the condition and understanding that (i) we have no responsibility or obligation to consider the applicability or correctness of this opinion letter to any Person other than its addressees, (ii) any such reliance by a future assignee or participant must be actual and reasonable under the circumstances existing at the time of assignment or participation and (iii)

the knowledge of the addressees with respect to matters addressed in this opinion letter as of the date hereof shall be imputed to all future assignees and participants, including any changes in law, facts or any other developments known to or reasonably knowable by such an assignee or participant at such time. This opinion letter speaks only as of its date, there is no assurance that it will be correct as of any date after its date, and we undertake no duty to inform you or any assignee or participant of events occurring subsequent to the date hereof.

Very truly yours,

EXHIBIT F - FORM OF

COMPLIANCE CERTIFICATE

COMPLIANCE CERTIFICATE

To:	The Lenders parties to the

Credit Agreement Described Below

This Compliance Certificate is furnished pursuant to that certain Second Amended and Restated Five-Year Credit Agreement, dated as of April 5, 2013 (as amended or modified from time to time, the “Agreement”) among DTE Gas Company, a Michigan corporation (the “Borrower”), the lenders parties thereto, and JPMorgan Chase Bank, N.A., as Agent for the lenders. Unless otherwise defined herein, capitalized terms used in this Compliance Certificate have the meanings ascribed thereto in the Agreement.

THE UNDERSIGNED HEREBY CERTIFIES THAT:

1. I am the duly elected                     of the Borrower;

2. I have reviewed the terms of the Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Borrower and its Subsidiaries during the accounting period covered by the attached financial statements;

3. The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes an Event of Default or Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth below; and

4. Schedule 1 attached hereto sets forth financial data and computations evidencing the Borrower’s compliance with certain covenants of the Agreement, all of which data and computations are true, complete and correct.

Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Borrower has taken, is taking, or proposes to take with respect to each such condition or event:

The foregoing certifications, together with the computations set forth in Schedule I hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this      day of                  ,         .

DTE GAS COMPANY

By
Name:
Title:

SCHEDULE 1 TO COMPLIANCE CERTIFICATE

Compliance as of                  ,          with

Provisions of Section 5.01(h) of

the Agreement

FINANCIAL COVENANT

Ratio of Total Funded Debt to Capitalization (Section 6.01(i)).

(A)	Numerator (Total Funded Debt):
	(i)	Debt for borrowed money or which has been incurred in connection with the acquisition of assets (exclusive of contingent reimbursement obligations in respect of letters of credit and bankers’ acceptances):	$
	(ii)	Minus: Nonrecourse Debt:	–$
	(iii)	Minus: Junior Subordinated Debt:	–$
	(iv)	Minus: Mandatorily Convertible Securities:	–$
	(v)	Minus: Hybrid Equity Securities:	–$
	(vi)	Minus: For any fiscal quarter other than the fiscal quarter ending on June 30, Excluded Short-Term Debt:	–$
	(vii)	Plus: Capital lease obligations:	+$
	(viii)	Plus: Guaranty Obligations of Funded Debt of other Persons:	+$
	(ix)	Numerator: (A)(i) minus (A)(ii) through (A)(vi) plus (A)(vii) plus (A)(viii):	$

(B)	Denominator (Capitalization):
	(i)	Total Funded Debt: (A)(ix)	$
	(ii)	Plus: Consolidated Net Worth:	+$
	(iii)	Denominator: (B)(i) plus (B)(ii):	$

(C)	State whether the ratio of (A)(ix) to (B)(iii) was not greater than .65:1:			YES/NO

EXHIBIT G - FORM OF

LENDER SUPPLEMENT

LENDER SUPPLEMENT

Dated                  , 20

Reference is made to that certain Second Amended and Restated Five-Year Credit Agreement, dated as of April 5, 2013 (as amended or modified from time to time, the “Credit Agreement”) among DTE Gas Company, a Michigan corporation (the “Borrower”), the lenders parties thereto (the “Lenders”), and JPMorgan Chase Bank, N.A., as agent for the Lenders (the “Agent”). Unless otherwise defined herein, capitalized terms used in this Lender Supplement have the meanings ascribed thereto in the Credit Agreement.

Pursuant to Section 2.04(c) of the Credit Agreement, the Borrower has requested an increase in the aggregate Commitments from $        to $        . Such increase in the aggregate Commitments is to become effective on the date (the “Effective Date”) which is the later of (i)                  , 20    and (ii) the date on which the conditions set forth in Section 2.04(c) in respect of such increase have been satisfied. In connection with such requested increase in the aggregate Commitments, the Borrower, the Agent and                      (the “Accepting Bank”) hereby agree as follows:

1. Effective as of the Effective Date, [the Accepting Bank shall become a party to the Credit Agreement as a Lender and shall have all of the rights and obligations of a Lender thereunder and shall thereupon have a Commitment under and for purposes of the Credit Agreement in an amount equal to the] [the Commitment of the Accepting Bank under the Credit Agreement shall be increased from $        to the] amount set forth opposite the Accepting Bank’s name on the signature page hereof.

[2. The Accepting Bank hereby (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Lender Supplement and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire an interest thereunder and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of its interest thereunder, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Lender Supplement and to purchase an interest under the Credit Agreement on the basis of which it has made such analysis and decision independently and without reliance on the Agent or any other Lender, and (v) attaches any U.S. Internal Revenue Service forms required under Section 2.13 of the Credit Agreement; and (b) agrees that (i) it will, independently and without reliance on the Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.]5

[5]	To be included only in a Lender Supplement for a new Lender.

[3.] The Borrower hereby represents and warrants that as of the date hereof and as of the Effective Date, (a) all representations and warranties of the Borrower contained in Section 4.01 of the Credit Agreement shall be true and correct in all material respects as though made on such date; provided that, the foregoing representation and warranty, solely with respect to the representations and warranties set forth in (x) the last sentence of Section 4.01(e) of the Credit Agreement and (y) Section 4.01(f) of the Credit Agreement, shall be made only as of the “Effective Date” (as such term is defined in the Credit Agreement); and (b) no event shall have occurred and then be continuing which constitutes a Default.

[4.] THIS LENDER SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

[5.] This Lender Supplement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Lender Supplement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

DTE GAS COMPANY, as the Borrower

By:
Title:

Consented to and Accepted:

JPMORGAN CHASE BANK, N.A., as Agent

By:
Title:

COMMITMENT	ACCEPTING BANK

$	[BANK]

By:
Title:

EXHIBIT H - FORM OF

CONVERSION NOTICE

CONVERSION NOTICE

Dated                  , 20

Reference is made to that certain Second Amended and Restated Five-Year Credit Agreement, dated as of April 5, 2013 (as amended or modified from time to time, the “Credit Agreement”) among DTE Gas Company, a Michigan corporation (the “Borrower”), the lenders parties thereto (the “Lenders”), and JPMorgan Chase Bank, N.A., as agent for the Lenders (the “Agent”). Unless otherwise defined herein, capitalized terms used in this Lender Supplement have the meanings ascribed thereto in the Credit Agreement.

Pursuant to Section 2.08 of the Credit Agreement, the Borrower hereby gives notice of its intent to Convert the Revolving Credit Advances comprising the following Borrowing(s) on dates set forth below:

(a)	Date of Borrowing:

Outstanding principal amount of Borrowing:

Current Type (Base Rate/Eurodollar Rate):

Requested Type (Base Rate/Eurodollar Rate):

Interest Period (if converted Type is Eurodollar Rate):

Requested date of Conversion:

(b)	Date of Borrowing:

Outstanding principal amount of Borrowing:

Current Type (Base Rate/Eurodollar Rate):

Requested Type (Base Rate/Eurodollar Rate):

Interest Period (if converted Type is Eurodollar Rate):

Requested date of Conversion:

IN WITNESS WHEREOF, the Borrower has caused this Conversion Notice to be executed by its officer thereunto duly authorized, as of the date first above written.

DTE GAS COMPANY, as the Borrower

By:
Title:

EXHIBIT I - FORM OF

PREPAYMENT NOTICE

PREPAYMENT NOTICE

Dated                  , 20

Reference is made to that certain Second Amended and Restated Five-Year Credit Agreement, dated as of April 5, 2013 (as amended or modified from time to time, the “Credit Agreement”) among DTE Gas Company, a Michigan corporation (the “Borrower”), the lenders parties thereto (the “Lenders”), and JPMorgan Chase Bank, N.A., as agent for the Lenders (the “Agent”). Unless otherwise defined herein, capitalized terms used in this Lender Supplement have the meanings ascribed thereto in the Credit Agreement.

Pursuant to Section 2.09 of the Credit Agreement, the Borrower hereby gives notice of its intent to prepay the outstanding principal amount of the Revolving Credit Advances relating to the following Borrowing(s) in the following amounts:

1)	Date of Borrowing:

Outstanding principal amount of Borrowing:

Type (Base Rate/Eurodollar Rate):

Aggregate principal amount of prepayment: $

2)	Date of Borrowing:

Outstanding principal amount of Borrowing:

Type (Base Rate/Eurodollar Rate):

Aggregate principal amount of prepayment: $

IN WITNESS WHEREOF, the Borrower has caused this Prepayment Notice to be executed by its officer thereunto duly authorized, as of the date first above written.

DTE GAS COMPANY, as the Borrower

By:
Title: